  As filed with the Securities and Exchange Commission on July 13, 2001

                                                 SEC Registration No. __________

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  __________
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          NEOMEDIA TECHNOLOGIES, INC.
                (Name of small business issuer in its charter)

         Delaware                         ____________              36-3680347
(State or jurisdiction of         (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification No.)

                         2201 Second Street, Suite 600
                           Fort Myers, Florida 33901
                                 941-337-3434
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Charles W. Fritz
                        2201 Second Street,   Suite 600
                        Fort Myers, Florida 33901-3083
                                 941-337-3434
                              941-337-3668 - Fax
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                With copies to:

     John M. Klimek, Esq.                          Marianne LePera, Esq.
     Merrick & Klimek, P.C.                        NeoMedia Technologies, Inc.
     401 South LaSalle, Suite 1302                 2201 Second Street
     Chicago, Illinois  60605                      Suite 600
     (312) 294-6044                                Fort Myers, Florida  33901
     (312) 294-6045 Fax                            941-337-3434
                                                   941-337-3668 Fax

Approximate date of commencement of proposed sale to the public: from time to time following the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_] __________

                             (FACE SHEET CONTINUED)

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
  Title of Shares         Amount to be            Proposed Maximum            Proposed Maximum            Amount of
 To be  Registered         Registered          Price per Unit/(2)(3)/      Aggregate Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock               2,744,399/(1)/               $2.21                     $6,065,000              $1,516.25
------------------------------------------------------------------------------------------------------------------------

    /(1)/ Represents shares of common stock and common stock issuable upon exercise of warrants and conversion of preferred stock issued in non-public transactions. Shares of common stock are being registered for resale by the holders thereof.
    /(2)/ Estimated solely for purposes of computing the registration fee pursuant to Rule 457.
    /(3)/ In accordance with Rule 457(c), the price represents the average of the high and low prices of the registrant's common stock on June 1, 2001.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          [FRONT COVER OF PROSPECTUS]

                          NEOMEDIA TECHNOLOGIES, INC.

     The stockholders of NeoMedia Technologies, Inc. identified on page 11 may offer and sell the shares covered by this prospectus from time to time. The shares covered by this prospectus include shares to be received by the stockholders upon the exercise of warrants and the conversion of preferred stock, rights to purchase common stock. The selling stockholders will receive all of the proceeds from the sales of the shares and will pay all commissions and selling expenses, if any, on the sale of the shares. We will pay the expense of registration of the sale of the shares. We will receive the proceeds from the exercise of the warrants if and when such warrants are exercised.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol NEOM. On June 1, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $2.26 per share.

     Beginning on page 6, we have listed several Risk Factors which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is July  , 2001.

                               TABLE OF CONTENTS

                                                                             Page No.
ABOUT THIS PROSPECTUS........................................................       6
RISK FACTORS.................................................................       6
   Risk factors relating to NeoMedia.........................................       6
     We have sustained losses in the past and we expect to sustain
      losses in the future...................................................       6
     We may not be able to obtain additional financing that we may need
      to continue to fund operations long term...............................       6
     We are uncertain of the success of our NeoMedia application services business units and the failure of this unit will negatively
      affect the price of our stock..........................................       6
     Our quarterly results may fluctuate due to certain market
      conditions and competitive factors over which we have
      little or no control, which will impact the price of our stock.........       7
     We depend on the resale of software and equipment for
      revenue and reduction in these sales will negatively affect our
      operations and the value of our stock..................................       7
     A large portion of our sales revenue is from one customer and loss of this revenue will negatively affect our operations
      and the value of our stock.............................................       7
     We may not be able to retain our key executives, sales personnel and research and development personnel which will negatively affect our
      operations and the value of our stock..................................       8
     We face the risk that changes in technology will make our products and services obsolete which will have a material negative affect on our
      operations and the value of our stock..................................       8
     Our intellectual property rights do not provide complete protection from competitors and infringement on these rights could have a
      material adverse affect on our operations and the value of our stock...       8
     We are exposed to product liability claims for which insurance coverage is limited, potentially inadequate and in some cases unavailable and an uninsured claim could have a material
      adverse affect on our operations and the value of our stock............       9
   Risk factors relating to this offering....................................       9
     The book value of our common stock is less than the current
      market price...........................................................       9
     The price of NeoMedia common stock has been highly volatile due
      to several factors which will continue to effect the price of our stock       9
     NeoMedia and the price of NeoMedia shares may be adversely affected by the public sale of a significant number of the
      shares eligible for future sale........................................       10
     An investor's ability to trade our common stock may be limited by
      trading volume.........................................................       10

     We may be removed from Nasdaq SmallCap market if we fail to meet certain maintenance criteria which will affect the value of
      our stock........................................................       10
FORWARD LOOKING STATEMENTS.............................................       10-11
USE OF PROCEEDS........................................................       11
SELLING STOCKHOLDERS...................................................       11
PLAN OF DISTRIBUTION...................................................       13
DIRECTORS AND OFFICERS.................................................       13
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE
 OFFICERS AND OTHERS...................................................       16
EXECUTIVE COMPENSATION.................................................       18
   Summary Compensation Table..........................................       18
   Employment agreements...............................................       19
   Incentive plan for management.......................................       19
   Stock option plans..................................................       20
   Options granted in the last fiscal year.............................       20
   Aggregate options/Sar exercises in last fiscal year and fiscal
    year-end Options/Sar values........................................       21
   Related party transactions..........................................       21
DESCRIPTION OF SECURITIES..............................................       22
BUSINESS...............................................................       22
   General.............................................................       22
   Our structure.......................................................       22
   History.............................................................       23
   Recent Developments.................................................       23
   Industry overview...................................................       24
   Strategy............................................................       26
   Products and services...............................................       26
   Strategic relationships.............................................       28
   Sales and marketing.................................................       29
   Research and development............................................       30
   Intellectual property rights........................................       30
   Competition.........................................................       31
   Product liability insurance.........................................       32
   Government regulation...............................................       32
   Environmental protection compliance.................................       32
   Employees...........................................................       32
   Description of properties...........................................       33
MARKET FOR COMMON EQUITY AND RELATED
 STOCKHOLDER MATTERS...................................................       33
   Market information..................................................       33
   Holders.............................................................       34
   Dividends...........................................................       34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS...................................       34
   Overview............................................................       34

   Results of operations for the year ended December 31, 2000 as
    compared to the year ended December 31, 1999.......................       35
   Results of operations for the three months ended March 31, 2001 as
    compared to the three months ended March 31, 2000..................       36
   Liquidity and capital resources.....................................       38
   Recently issued accounting pronouncements...........................       39
LEGAL PROCEEDINGS......................................................       39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
 ON ACCOUNTING AND FINANCIAL DISCLOSURES...............................       40
WHERE YOU CAN FIND MORE INFORMATION....................................       40
LEGAL MATTERS..........................................................       40
FINANCIAL STATEMENTS...................................................       40
COMMISSION POSITION ON INDEMNIFICATION FOR
 SECURITIES ACT LIABILITIES............................................       41

     You should rely only on the information to which we have referred you or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                             ABOUT THIS PROSPECTUS

          NeoMedia Technologies, Inc. provides print-to-internet technology services. Our principal business address is 2201 Second Street, Suite 600, Fort Myers, Florida 33901, (941) 337-3434. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any prospectus supplement together with the information described under the heading "Where You Can Find More Information." You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 RISK FACTORS

          You should consider carefully the following risk factors, along with the other information contained in this prospectus, in deciding whether to invest in our shares.

Risk factors relating to NeoMedia

          We have sustained losses in the past and we expect to sustain losses in the future.

          We incurred a loss of $5,409,000 in 2000, $10,472,000 in 1999,
$11,495,000 in 1998, $5,973,000 in 1997, and $3,076,000 in 1996.  Our
accumulated losses were approximately $41,300,000 on March 31, 2001 and we had a working capital of approximately $6,267,000 and approximately $2,679,000 in unrestricted cash balances as of that date. We expect operating losses to continue as we continue to develop our products and conduct additional research and development.

          We may not be able to obtain additional financing that we may need to continue to fund operations long term.

          NeoMedia will require significant capital resources to develop and expand our existing businesses, acquire or develop businesses, and fund near term operating losses. Thus far, we have paid for our near term capital expenses, operating losses and working capital requirements from sales of our capital stock in private placements. Longer term, it is likely that we will need to raise additional money to fully implement our goals. During 1999 we raised approximately $10.4 million through the sale in private placements of common stock, the exercise of warrants and options to purchase common stock and convertible debt instruments. We raised approximately $12.6 million in 2000. During the first quarter of 2001, we raised approximately $2.0 million. We believe that additional funds will need to be raised in order to sustain operations through 2001. We are continuing to raise funds in the second quarter of 2001. We may not be able to raise additional capital in the future to sustain long term operations. If we are not successful in our operations, your investment in NeoMedia could become worthless.

          We are uncertain of the success of our NeoMedia application services business units and the failure of this unit will negatively affect the price of our stock.

          We provide products and services that provide a seamless link from printed material to the internet. There is no assurance that:

               .    this application services business unit will be profitable;

               . our current product offerings will not be adversely affected by us focusing our attentions and resources in the application services business unit; or

               .    the products we develop will obtain market acceptance.

          Our quarterly results may fluctuate due to certain market conditions and competitive factors over which we have little or no control, which will impact the price of our stock.

          The factors listed below, some of which we cannot control, may cause our revenues, results of operations, and stock price to fluctuate significantly:

               .    the extent to which our products gain market acceptance;

               .    the timing and size of customer purchases; and

               .    introductions of products by competitors.

          We depend on the resale of software and equipment resales for revenue and reduction in these sales will negatively affect our operations and the value of our stock.

          During 2000, we derived 66% of our revenues from the resale of computer software and technology equipment, 78% in 1999, 72% in 1998, 78% in 1997, and 83% in 1996. A loss or a reduction of this revenue would have a materially adverse affect on our operations and our stock price. There is no assurance that:

               . the market for the products and services we offer will continue;

               . we will be able to continue to be successful in marketing these products due to competition and other factors;

               . we will continue to be able to obtain short-term financing for the purchase of the products that we resell; or

               . our relationship with companies whose products and services we sell will continue including our relationship with Sun Microsystems Computer Company.

          A large percentage of our assets are intangible assets which will have little or no value if our operations are unsuccessful.

          Approximately one-third of our total assets as of March 31, 2001, are intangible assets, primarily rights related to our patents and other intellectual property. If our operations are unsuccessful these assets will have little or no value, which will adversely affect the value of our stock.

     We may not be able to retain our key executives, sales personnel and research and development personnel which will negatively affect our operations and the value of our stock.

     As a relatively new company, our success depends on the services of key employees in administration, sales, and research and development. The loss of the services of one or more of such employees could have a material adverse affect on us. We compete with many other companies in the technology market for qualified professional, technical, and managerial personnel.

     We face the risk that changes in technology will make our products and services obsolete which will have a material negative affect on our operations and the value of our stock.

     The products and services we sell are subject to rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. There can be no assurance that:

          . we will be successful in developing and marketing new product enhancements, and new products or services that respond to technological change or evolving industry standards;

          . we will not experience difficulties that could delay or prevent the success or development, introduction and marketing of these products, enhancements and services; or

          . any new product, product enhancement and services we may introduce will achieve market acceptance.

Our failure to develop and introduce new products, product enhancements or services, or to gain customer acceptance of such products, product enhancements or services in a timely fashion could materially adversely affect us.

     Our intellectual property rights do not provide complete protection from competitors and infringement on these rights could have a material adverse affect on our operations and the value of our stock.

     We presently have intellectual property patents, as well as patent applications pending, with respect to certain proprietary technology. We have been issued four patents related to linking printed materials to the internet. There is no assurance that:

          . there are no patents or patents pending by competitors for technology similar to ours;

          . competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies;

          . third parties will not assert infringement claims against us or against products and technologies which we license, or have the rights to use, from third parties.


Any of these events could materially adversely affect us. Some of our products depend upon license rights from third parties and there can be no assurance that the rights we have under these licensing agreements are sufficient or that we can adequately protect those rights. Loss of, or interference with these rights could have a material adverse affect on us.

Also, our business plan relies heavily on the generation of license revenues from our patented technologies. Any of the events described above could materially adversely affect the level of license revenues in fact earned.

     We are exposed to product liability claims for which insurance coverage is limited, potentially inadequate and in some cases unavailable and an uninsured claim could have a material adverse affect on our operations and the value of our stock.

     Many of our projects are critical to the operations of our clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We could, therefore, be subject to claims in connection with the products and services that we sell. We currently maintain some product liability and errors and omissions insurance. There can be no assurance that:

          . we have adequately, or at all, contractually limited our liability for such claims;

          . we would have sufficient resources to satisfy any liability resulting from any such claim;

          . our coverage, if available, will be adequate in term and scope to protect us against material adverse effects in the event of a successful claim; or

          .    our insurer will not disclaim coverage as to any future claim.

The successful assertion of one or more large claims against us that exceed available insurance coverage could adversely affect us.

Risk factors relating to this offering

     The book value of our common stock is less than the current market price.

     Based on our stockholders' equity as of March 31, 2001, and the trading price of our common stock as of the date of this prospectus, an investor will experience immediate and substantial dilution between the book value per share of their common stock, and the purchase price of the shares.

     The price of NeoMedia common stock has been highly volatile due to several factors which will continue to affect the price of our stock.

     Our common stock has traded as low as $1.94 and as high as $7.50 between June 1, 2000 and June 1, 2001. Some of the factors leading to this volatility include:

          . price and volume fluctuating in the stock market at large which do not relate to our operating performance;

          .    fluctuations in our operating results;

          .    announcement of purchases or licenses of new technology;

          .    announcements of financing received by us;

          .    developments with respect to patents or proprietary rights;

          . changes in stock market analysts' recommendations regarding NeoMedia and other companies in the computer software and hardware industry generally; and

          .    fluctuations in market demand for and supply of our products.

     NeoMedia and the price of NeoMedia shares may be adversely effected by the public sale of a significant number of the shares eligible for future sale.

     We have granted a large number of warrants, rights to buy our common stock. The majority of our common stock is freely tradable. Sales of common stock in the public market including shares issued on exercise of warrants, could materially adversely affect the market price of our shares. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

     An investor's ability to trade our common stock may be limited by trading volume.

     The trading volume in our common stock has been relatively limited. A consistently active trading market for our shares may not develop.

     We may be removed from the Nasdaq SmallCap market if we fail to meet certain maintenance criteria which will affect the value of our stock.

     The Nasdaq Stock Market has net capital surplus and stock price maintenance criterion for trading on the Nasdaq SmallCap Market. We currently meet the requirements but our ability to continue to do so will depend on whether we are able to maintain net tangible assets of at least $2,000,000 and maintain a minimum stock price of $1.00. The public trading volume of our common stock and the ability of our stockholders to sell their shares could be significantly impaired if we fail to meet the maintenance criteria and are removed from the Nasdaq SmallCap Market. In that case, our common stock would trade on either the OTC bulletin board, a regional exchange or in the pink sheets, which would likely result in an even more limited trading volume.

                          FORWARD LOOKING STATEMENTS

     Statements made in this prospectus that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption Risk Factors above could affect such forward-looking statements and could cause actual results to differ materially from the statements made. These factors include our ability to:


          . develop, market and sell products and services for the application services business unit;

          . adjust to changes in technology, customer preferences, enhanced competition and new competitors in the market of linking printed materials to the internet

          . protect our proprietary patent rights from infringement or misappropriation;

          . maintain or enhance our relationships with business partners and vendors; and

          .    attract and retain key employees.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive the exercise price of warrants held by selling stockholders if and when such warrants are exercised. The proceeds from such warrant exercises will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     The following tables sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 1, 2001, and the number of shares that may be offered pursuant to this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.


                                      Common stock
                                      beneficially                              Common stock beneficially
                                          owned            Common stock         owned after offering/1/2/
       Name of selling                  prior to          covered by this       -------------------------
         Stockholder                   offering/1/          prospectus       Number          Percent of class
         -----------                   ----------           ----------       ------          ----------------
Digital:Convergence Corp.               1,400,000/3/         1,400,000            0                 *

About.com, Inc.                           452,489/4/           452,489            0                 *

Qode.com, Inc.                          1,676,500              225,000    1,451,500               8.3

Bank of Austria                           250,000              250,000            0                 *

Durban Administration S.A                 156,250              156,250            0                 *

Novus Holding Corp.                       154,060              154,060            0                 *

Mirabard & Co.                             21,500               21,500            0                 *

Constintia                                 18,000               18,000            0                 *

Bank Von Ernst Zuerich                     15,000               15,000            0                 *

Alpine Financial Resources, LLC            15,000               15,000            0                 *

HSBC Republic Bank                         30,000               30,000            0                 *

Edward Resteghene                           9,304                2,000        7,403                 *

Robert Fessler                              4,100                4,100            0                 *

Timothy Stearns                             2,000                1,000        1,000                 *

____________________
*    Less than one percent

/1./ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options to purchase shares of common stock currently exercisable or exercisable within sixty days of June 1, 2001 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of NeoMedia, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

/2./ Assumes all shares eligible for sale by selling stockholder under this prospectus are sold.

/3./ Includes 1,400,000 shares of common stock to be issued upon exercise of warrants held by Digital:Convergence Corporation.

/4./ Includes 452,489 common shares underlying convertible preferred stock held by About.com.

                             PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares at various times in one or more transactions on the Nasdaq SmallCap Market or any other exchange on which the shares may be listed or in private transactions.

     The shares of common stock are being registered in order to allow the selling stockholders to sell these shares. No underwriter or broker/dealer has been engaged by us to assist in the sale of the shares and, except as described below with respect to the warrants held by Digital: Convergence Corporation, there is no obligation that the selling stockholders sell all or any part of the shares covered by this prospectus. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. We have entered into an agreement with DC whereby for a period from the date of the prospectus until October 24, 2001, if we identify a purchaser for our shares, DC will exercise the warrant to purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of net proceeds made by DC on the sale of the common stock shall be paid to us toward repayment of DC's obligations under a note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares are being registered pursuant to contractual obligations of NeoMedia, and we have paid the expenses of the preparation of this prospectus.


                            DIRECTORS AND OFFICERS

     The following is information concerning directors and executive officers of NeoMedia.

     CHARLES W. FRITZ, age 44, is a founder of NeoMedia and has served as an officer and as a director since its inception. On August 6, 1996, Mr. Fritz was appointed chief executive officer and chairman of the board of directors. On April 2, 2001, Mr. Fritz was appointed as president. Mr. Fritz is currently a member of the compensation committee. Prior to founding NeoMedia, Mr. Fritz was an account executive with IBM Corporation from January, 1986 to January, 1988, director of marketing and strategic alliances for the information consulting group from February, 1988 to January, 1989. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a director of NeoMedia, and its secretary.

     WILLIAM E. FRITZ, age 70, is a founder of NeoMedia and has served as secretary and director since its inception. Mr. Fritz also served as treasurer of NeoMedia from its inception until May 1, 1996. Since February, 1981 Mr. Fritz has been, an officer and either the sole stockholder or a majority stockholder, of G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D.M., Inc. (formerly Dev-Mark, Inc.) and EDSCO, three railroad freight car equipment manufacturing companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, NeoMedia's chief executive officer and chairman of the board.

     ROBERT T. DURST, JR., age 48, has been chief technical officer and executive vice-president since July 21, 1997. Mr. Durst has been a director since August 6, 1996. Prior to joining NeoMedia, Mr. Durst held management positions with Symbol Technologies, Inc., Bohemia, New York, from February, 1992 to March, 1996 where, among other things, he worked extensively on two dimensional bar code technology. From March, 1986 to February, 1992, Mr. Durst was employed as a technical director by Pitney Bowes, Inc., Stamford, Connecticut. Mr. Durst holds an M.A. in cognitive psychology from the University of Illinois and a B.A. from Allegheny College.

     JAMES J. KEIL, age 73, has been a director of NeoMedia since August 6, 1996. Mr. Keil currently is a member and chairman of the compensation committee, the stock option committee and the audit committee. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in executive recruiting and e-commerce technology projects. Prior to forming Keil & Keil Associates in April of 1990, Keil worked for Xerox and IBM Corporation for 38 years. From 1989-1995, Keil was on the board of directors of Elixir Technologies Corporation (a non-public corporation), and its chairman for two years. Keil served on the board of directors of Document Sciences Corporation a wholly owned Xerox subsidiary . Keil's college education includes a B.S. degree from the University of Dayton, and Masters level education at the Harvard Business School and the University of Chicago.

     RUDOLPH Y. MOSNY, age 48, was appointed as chief operating officer and executive vice president - international of NeoMedia on April 2, 2001. Since December of 2000, Mr. Mosny was serving as executive vice president - international and special projects. Mr. Mosny became a director on June 14, 2001. From 1992 to November of 1997, Mr. Mosny was the chief executive officer and general manager of Mosny Holdings, Austria and Slovakia. Mosny Holdings owned and managed several production and real estate enterprises in Slovakia, Poland and Austria. From November of 1997 to the time he joined NeoMedia, Mr. Mosny was on professional sabbatical. Mr. Mosny received a BA in business administration from New York University.

     CHARLES T. JENSEN, age 57, has been chief financial officer, treasurer and vice president of NeoMedia since May 1, 1996. Mr. Jensen has been a director since August 6, 1996, and currently is a member of the compensation committee. Prior to joining NeoMedia in November 1995, Mr. Jensen was chief financial officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products, from December, 1994, to October, 1995, and at Viking Range Corporation, a Mississippi corporation which manufactures gas ranges, from November 1993, to December 1994. From December, 1992, to February, 1994, Mr. Jensen was treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January, 1982, to March, 1993, Mr. Jensen was Controller and vice-president of finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in accounting from Western Michigan University and is a Certified Public Accountant.

     A. HAYES BARCLAY, age 70, has been a director of NeoMedia since August 6, 1996, and currently is a member of the stock option committee and the audit committee. Mr. Barclay has practiced law for approximately 37 years and since 1967, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton and Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology - Chicago Kent College of Law.

     PAUL REECE, age 64, has been a director of NeoMedia since August 6, 1996, and currently is a member of the compensation committee. From 1987 until 1995, when he retired from Pitney Bowes, Inc., Stamford, Connecticut, Mr. Reece served at various times as its vice-president of Operations and Technology Division, Vice-President of Technical Systems and advanced products and vice-president of corporate engineering and technology. Prior to joining Pitney Bowes, Inc., Mr. Reece worked for 19 years at General Electric Company in various technical, marketing and engineering positions. Mr. Reece holds a B.S., M.S. and PhD. in electronics and engineering from the University of Manchester, England.

     MICHAEL K. TANNER, age 44, became a director and a member of the compensation committee on June 14, 2001. Mr. Tanner has been a managing director with the Chasm Group since January of 1995. The Chasm Group is a consulting practice focused on helping high technology companies achieve market leadership positions for their core products and services. Mr. Tanner's consulting focus has been e-business, information and technology infrastructure, communication infrastructure, innovation and new venturing. Mr. Tanner has advised large established companies such as IBM, Hewlett Packard, Synopsys and Imation, as well as numerous start-up to mid-size ventures. Mr. Tanner holds a B.S. in mechanical engineering from Ohio State University and a M.B.A. from Rivier College. Mr. Tanner is a member of the board of directors of Savi Technologies, Inc., a privately held, supply chain management company.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS

     The following table sets forth certain information regarding beneficial ownership of NeoMedia's common stock as of June 1, 2001, (i) by each person or entity known by NeoMedia to own beneficially more than five percent of NeoMedia's common stock, (ii) by each of NeoMedia's directors and nominees,
(iii) by each executive officer of NeoMedia named in the summary compensation table set forth below, and (iv) by all executive officers and directors of NeoMedia as a group.

                                             Amount and nature of
Name of beneficial owner                     beneficial ownership/1/  Percent of class/1/
-----------------------------------------------------------------------------------------------------
Charles W. Fritz/2/3/...................                2,528,955           14.8%
Fritz Family Limited Partnership/2/4/...                1,511,742            8.8%
Digital:Convergence Corporation.........                1,400,000            8.0%
Chandler T. Fritz 1994 Trust/2/5/6/.....                   58,489              *
Charles W. Fritz 1994 Trust/2/5/7/......                   58,489              *
Debra F. Schiafone 1994 Trust/2/5/8/....                   48,489              *
William and Edna Fritz/4/5/.............                  366,310            2.1%
Charles T. Jensen/2/10/.................                  311,286            1.8%
Robert T. Durst, Jr./2/9/...............                  358,057            2.1%
A. Hayes Barclay/11/13/.................                  111,000              *
James J. Keil/12/14/....................                  124,800              *
Paul Reece/9/15/........................                  112,000              *
Rudolph Y. Mosny/2/16/..................                   20,000              *
Michael K. Tanner.......................                      ---              *
All executive officers and directors
as a group (9 persons)/17/..............                5,609,617           32.8%

_________________________

*less than one percent of issued and outstanding shares of common stock of NeoMedia

1. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options to purchase shares of common stock currently exercisable or exercisable within sixty days of June 1, 2001, are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of NeoMedia, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
2.   c/o NeoMedia Technologies, Inc.
     2201 Second Street, Suite 600
     Fort Myers, FL 33901
3. Shares beneficially owned include 400 shares of common stock, 100 shares owned by each of Mr. Fritz's four minor children for an aggregate of 400 shares, 414,000 shares of common stock issuable upon exercise of two separate warrants to purchase common stock which are currently exercisable, 529,800 shares of common stock issuable upon exercise of options granted under NeoMedia's 1998 employee stock option plan, and 1,542,969 shares of common stock held by the CW/LA II Family Limited Partnership, a family limited partnership for the benefit of Mr. Fritz's family.
4. William E. Fritz, secretary of NeoMedia, and his wife, Edna Fritz, are the general partners of the Fritz Family Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 2,043,519 shares, 165,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership, 268,787 shares owned by Mr. Fritz or his spouse, 12,523 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse and 85,000 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse. Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.
5. William E. Fritz is the trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.
6. Chandler T. Fritz, son of William E. Fritz, is primary beneficiary of this trust.
7. Charles W. Fritz, son of William E. Fritz and president and chief executive officer of NeoMedia, is primary beneficiary of this trust.
8. Debra F. Schiafone, daughter of William E. Fritz, is primary beneficiary of this trust.
9. Represents options granted under NeoMedia's 1996 and 1998 stock option plans, which are currently exercisable.
10. Includes 311,286 shares of common stock issueable upon exercise of options granted under NeoMedia's 1996 and 1998 stock option plans.
11. Includes 106,000 shares of common stock issueable upon exercise of options granted under NeoMedia's 1996 and 1998 stock option plans.
12. Includes 65,000 shares of common stock issueable upon exercise of options granted under NeoMedia's 1996 and 1998 stock option plans.
13.  c/o Barclay & Damisch Ltd.
     115 West Wesley Street
     Wheaton, IL 60187
14.  c/o Keil & Keil Associates
     733 15th Street, N.W.
     Washington, DC 20005
15.  c/o 380 Gulf of Mexico Drive
     Long Boat Key, FL 34228
16. Includes 20,000 shares of common stock issuable upon exercise of options granted under NeoMedia's 1998 stock option plan.
17. Includes an aggregate of 1,818,643 currently exercisable options to purchase shares of common stock granted under NeoMedia's 1996 stock option plan and 1998 stock option plan and 426,523 currently exercisable warrants to purchase shares of common stock.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid to (i) NeoMedia's chief executive officer and (ii) each of NeoMedia's other executive officers who received aggregate cash compensation in excess of $100,000 for services rendered to NeoMedia, collectively referred to as the named executive officers, during the years ended December 31, 2000, 1999 and 1998:

Summary compensation table

                                                                                                            Long-term
                                                     Annual compensation/1/                                compensation
                                    -----------------------------------------------------       ---------------------------------
                                                                                                  Securities
                                                                 Other                             Under-
                                                                 annual                            Lying            All other
   Name and                                                      compen-                          Warrants/          compen-
principal position               Year            Salary          sation            Bonus           Options           sation
--------------------------       ----            ------          ------            -----          ---------          ------
Charles W. Fritz                 2000           $250,000          -----         $ 195,000/6/       49,000/2/         $ 22,502/5/
 Chief Executive Officer         1999            250,000          -----             -----         400,000/2/           84,914/5/
                                 1998            250,000          -----             -----         400,000/2/           58,820/5/
Charles T. Jensen
 Chief Financial Officer,        2000           $150,000          -----         $  87,750/6/       37,000/2/         $ 29,767/5/
 Vice-President and              1999            150,000          -----             -----         180,000/2/           42,712/5/
 Treasurer                       1998            150,000          -----             -----         180,000/2/           38,613/5/

Robert T. Durst, Jr.
 Executive Vice-President        2000           $170,000          -----         $  99,450/6/       37,000/2/         $ 13,127/5/
 and Chief Technical             1999            170,000          -----             -----         210,000/2/         $ 13,876/5/
 Officer                         1998            170,000          -----             -----         180,000/2/           13,428/5/

William F. Goins/4/              2000           $180,000       $  -----         $ 131,625/6/       40,000/2/         $ 11,699/5/
President and Chief              1999             75,000         25,000/7/          -----           2,000/2/         $    625/6/
Operating Officer                1998/3/           -----          -----             -----            -----             -----

_________________________________

1. In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the named executive officer for such year.
2.   Represents options granted under NeoMedia's 1998 stock option plan.
3.   Was not employed by NeoMedia during this year.
4.   No longer employed by NeoMedia.
5. Includes life insurance premiums where policy benefits are payable to beneficiary of the named executive officer, automobile expenses attributable to personal use and the corresponding income tax effects.
6. Bonus amount reflects adjustment effective June 14, 2001 related to the Digital Convergence Patent License fees, resulting in reductions in bonus earned.

6. Automobile expenses attributable to personal use and the corresponding income tax effects.
7.   Represents sign-on bonus.



Employment agreements

     NeoMedia has entered into five year employment agreements ending April 30, 2001, with each of Charles W. Fritz, its chief executive officer and chairman of the board of directors, and Charles T. Jensen, its vice president, chief financial officer and treasurer, and with Robert T. Durst, Jr., its executive vice-president and chief technical officer, ending March 31, 2001. The employment agreements provide for an annual salary of $170,000 for Mr. Fritz, $140,000 for Mr. Durst and $110,000 for Mr. Jensen, subject to annual review by the board of directors which may increase but not decrease such salary, and participation in all benefits and plans available to executive employees of NeoMedia. Effective as of January 1, 1998, the board of directors increased the annual salary of Mr. Fritz to $250,000, Mr. Durst to $170,000 and Mr. Jensen to $150,000. During the period May 15, 2001 through July 15, 2001, these individuals, along with other officers of NeoMedia, have temporarily had their salaries reduced by 20% in the effort to reduce expenses. In addition, during 1998, the board of directors granted to Messrs. Fritz, Durst and Jensen options to purchase 400,000, 180,000 and 180,000 shares of NeoMedia common stock under the 1998 stock option plan. During 1999, the board of directors granted to Messrs. Fritz, Durst and Jensen options to purchase 400,000, 210,000 and 180,000 shares of NeoMedia common stock under the 1998 stock option plan. During 2000, the board granted Messrs. Fritz, Durst and Jensen options to purchase 49,000, 37,000, and 37,000 shares of NeoMedia common stock under the 1998 stock option plan. NeoMedia plans to renegotiate new employment agreements with Messrs. Fritz, Durst and Jensen. In the interim, we plan to put into place agreements that provide for six months severence in the event of termination related to a change of control.

During 1999, NeoMedia entered into a one-year employment agreement ending July 31, 2000, with William F. Goins, its president and chief operating officer. The agreement was renewed through July 31, 2001. The agreement provides for an annual salary of $180,000, subject to periodic review by the board of directors which may increase but not decrease such salary, and participation in all benefits and plans available to executive employees of NeoMedia. In addition, during 2000, the board of directors granted to Mr. Goins options to purchase up to 40,000 shares of NeoMedia common stock under the 1998 stock option plan. As of January 31, 2001, Mr. Goins was no longer employed by the NeoMedia.

     The Company is involved in litigation with Mr. Goins regarding his departure with company.

Incentive plan for management

     Effective as of January 1, 1996, NeoMedia adopted an annual incentive plan for management, which provides for annual bonuses to eligible employees based upon the attainment of certain corporate and individual performance goals during the year. The incentive plan is designed to provide additional incentive to NeoMedia's management to achieve these growth and profitability goals. Participation in the incentive plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by NeoMedia's compensation committee which administers the incentive plan, including determination of employees eligible for participation or exclusion. The board of directors can amend, modify or terminate the incentive plan for the next plan year at any time prior to the commencement of such next plan year.

     To be eligible for consideration for inclusion in the incentive plan, an employee must be on NeoMedia's payroll for the last three months of the year involved. Death, total and permanent disability or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by NeoMedia for unacceptable performance, prior to the end of the year are not eligible to participate in the incentive plan. All awards are subject to any governmental regulations in effect at the time of payment.

     Performance goals are determined for both NeoMedia's and/or the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

Stock option plans

     Effective as of February 1, 1996, and amended and restated effective July 18, 1996 and further amended through November 18, 1996, NeoMedia adopted its 1996 stock option plan. The 1996 stock option plan provides for the granting of non-qualified stock options and incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the issuance of a maximum of 1,500,000 shares of common stock. All 1,500,000 options were granted under NeoMedia's 1996 stock option plan.

     Effective March 27, 1998, NeoMedia adopted its 1998 stock option plan. The 1998 stock option plan provides for the granting of non-qualified stock options and provides for the issuance of a maximum of 8,000,000 shares of common stock.

Options granted in the last fiscal year

     The following presents certain information on stock options for the named executive officers for the year ended December 31, 2000:


                       Number of securities
                       Underlying options/   % of total options      Exercise      Expiration
            Name       warrants granted/1/   granted to employees       price          date
            ----       -------------------   --------------------       -----          ----
Charles W. Fritz            49,000                  4.7%                $4.44         8/17/10


Charles T. Jensen           37,000                  3.5%                $4.44         8/17/10


Robert T. Durst, Jr.        37,000                  3.5%                $4.44         8/17/10


William F. Goins            40,000                  3.8%                $4.44         8/17/10

__________________________________

1.    Options granted under the 1998 stock option plan.

Aggregate option/SAR exercises in last fiscal year and fiscal year-end options/SAR values

     The following table sets forth options exercised by NeoMedia's named executive officers during fiscal 2000, and the number and value of all unexercised options at fiscal year end.

                                                                          Number of                         Value of
                                                                          Unexercised                      unexercised
                                                                          Securities                       in-the-money
                                 Shares                             underlying options/SARs              options/SARs at
                                acquired              Value          at December 31, 2000               December 31, 2000/1/
Name                          on exercise           Realized      Exercisable  Unexercisable        Exercisable  Unexercisable
----                          -----------           --------      -----------  -------------        -----------  -------------
Charles W. Fritz/2/                    --                 --          903,800        559,200        $    47,600     $98,400

Charles T. Jensen                  20,000           $154,136          291,786        263,600        $   169,133     $44,280

Robert T. Durst, Jr.               30,000           $236,699          340,057        305,600        $   237,519     $56,280

William F. Goins                       --                 --          112,000        248,000        $    12,000     $48,000

_________________________________

1. The value of the in the money options is calculated by the difference between the market price of the stock at December 31, 2000 and the exercise price of the options.
2.   Includes stock options and warrants.

Related party transactions

     In June 1999, NeoMedia sold a license for the right to utilize NeoMedia's Neolink Information Server to Daystar, a company owned in part by an officer and a board member of NeoMedia, for $500,000. In April 2000, in anticipation of a potential acquisition of the Company (which subsequently did not occur), NeoMedia purchased substantially all the assets of Daystar, including the rights to the license it sold to Daystar in 1999, for approximately $3.5 million of NeoMedia's common stock. The assets purchased were recorded in intangible assets at approximately $3.5 million on the accompanying consolidated balance sheets.

     In April, 2000, the Company purchased substantially all of the assets of DayStar Services, L.L.C., a Tennessee limited liability company. The assets consisted of DayStar's rights under a license agreement between DayStar and NeoMedia dated June 30, 1999, for NeoMedia's NeoLink information server and DayStar's rights under an agent agreement between DayStar and NeoMedia dated June 30, 1999, for NeoLink. The assets purchased also included all of DayStar's software and hardware and source codes used in the operation of the DayStar website and existing customer/vendor relationships. The purchase price for the assets was $4,000,000; $3,520,000 paid through the transfer of shares of NeoMedia's common stock and $480,000 paid through the forgiveness of a receivable due from DayStar. William Fritz and Charles Fritz, officers, directors and principal shareholders of NeoMedia are also principal equity holders of DayStar.

     During 2000, NeoMedia leased office and residential facilities from related parties for rental payments totaling $5,000. This lease expired in 2000.

     In April 2000, the NeoMedia paid professional fees in the amount of $8,000 to a director of the company for consulting services rendered.

                           DESCRIPTION OF SECURITIES

     All shares of NeoMedia common stock have one vote on matters presented for a vote. Holders of common stock do not have preemptive rights nor do they have the right to cumulate their votes for purposes of electing directors.

     On December 10, 1999, NeoMedia's board of directors adopted a shareholders rights plan and declared a non-taxable dividend of one right on each outstanding share of the NeoMedia's common stock to shareholders of record on December 10, 1999. The shareholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The shareholder rights plan was designed to enable all shareholders to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other abusive tactics to gain control of NeoMedia. The shareholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption.

                                   BUSINESS

General

     NeoMedia believes that the physical world and the electronic information associated with it are highly complementary aspects of a common media space. NeoMedia's mission is to invent, develop and commercialize technologies and products that effectively link the physical world to the internet, to provide clear functional value for our end-users, competitive advantage for our business partners and return-on-investment for our investors.

     During the past five years, we have successfully developed an extensive portfolio of intellectual property to establish and protect our rights in this developing market. We have recently licensed our patent portfolio to a competitor to generate non-dilutive funding for commercialization of our technology and to help legitimize and develop this new market. During the same period, we have developed our own technology to support the development of commercial applications by third parties. During the past year this early market appears to be growing with the introduction of several new competitors. NeoMedia expects to compete directly with these competitors on the strength of our technology and through the leverage of our patents.

     In addition to and complementary with this technology, NeoMedia will continue to develop products that will allow our customers to seamlessly bridge the electronic and physical worlds. The first new product to be introduced in 2001, the Qode universal commerce solution, enables commerce and advertising promotion to consumers.

Our structure

     NeoMedia is structured as two distinct business units:

          NeoMedia application services, and

          NeoMedia consulting and integration services

     Application services is our core business and is based in the US, with development and operating facilities in Fort Myers, Florida and contracted network support provided in Herndon, Virginia. Application services develops and supports all of NeoMedia's print to internet technology as well as its suite of application service provider services including our linking "switch" and our application platforms. Application services also provides the contract systems integration resources needed to design and build custom customer solutions predicated on our infrastructure technology.

     Consulting and integration services is the original business line upon which NeoMedia was organized. This unit resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through its integrated document factory solution. Consulting and integration services also identifies prospects for custom applications based on our products and services. The operations are based in Lisle, Illinois and Monterey, Mexico.

History

     NeoMedia was incorporated under the laws of the State of Delaware on July 29, 1996, to acquire by tax-free merger Dev-Tech Associates, Inc., NeoMedia's predecessor, which was organized in Illinois in December 1989. In March 1996, Dev-Tech's common stock was split, with an aggregate of 2,551,120 shares of common stock being issued in exchange for the 164 then issued and outstanding shares of common stock. On August 5, 1996, NeoMedia acquired all of the shares of Dev-Tech in exchange for the issuance of shares of NeoMedia's common stock to Dev-Tech's stockholders.

     NeoMedia also has the following wholly-owned subsidiaries: NeoMedia Migration, Inc., incorporated in Deleware; Distribuidora Vallarta, S.A., incorporated in Guatemala; NeoMedia Technologies of Canada, Inc., incorporated in Canada; NeoMedia Tech, Inc., incorporated in Delaware; NeoMedia EDV GMBH, incorporated in Austria; NeoMedia Technologies Holding Company B.V., incorporated in the Netherlands; NeoMedia Technologies de Mexico S.A. de C.V., incorporated in Mexico; NeoMedia Migration de Mexico S.A. de C.V., incorporated in Mexico; NeoMedia Technologies do Brazil Ltd., incorporated in Brazil, and NeoMedia Technologies UK Limited, incorporated in the United Kingdom.

Recent developments

     On July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license the companies' intellectual property. The terms of the agreement also call for NeoMedia to acquire AirClic's Connect2 comparison shopping business unit, which will be combined with NeoMedia's Qode business unit. Under the terms of the agreement, NeoMedia will obtain a shareholder interest in AirClic and issue a significant equity interest to AirClic, which could exceed 50% of NeoMedia's outstanding equity securities. AirClic will also lend NeoMedia $1 million by July 18, 2001, under a secured note, and an additional $1 million to be advanced upon completion of the definitive agreements. Under the terms of the agreement, AirClic will also receive, upon closing, shareholder voting rights and board of directors seats that represent a majority of those rights and seats. The transaction is subject to negotiation and completion of the final agreements and to board of directors and shareholder consent.

     The Company entered into an agreement with a competitor, Digital:Convergence Corporation, in October 2000 granting them a worldwide, non-exclusive license of our extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. The Company recognized $7.8 million of revenue in 2000 related to this contract, including a $5 million cash payment made to us in October for royalties earned before contract execution and $2.5 million related to the $10 million of payments in DC common stock and cash expected to be received in the first year of the contract. As part of the contract, the Company issued to DC a warrant to purchase 1.4 million shares of NeoMedia common stock. (See footnote 2 of the December 31, 2000 financial statements)

     In the first quarter of 2001, DC issued us an interest bearing $3 million note payable in lieu of a $ 3 million cash payment due in January 2001. The Company also received $2 million of DC stock in January as part of the $5 million payment due. The note was originally due on April 24, 2001, however, on that date the Company agreed to extend it until June 24, 2001. As a result of this extended payment, we did not recognize royalty revenue in the first quarter 2001. The Company also partially wrote down, in the first quarter of 2001, the value of the DC stock receivable and DC stock we had already received to a value that we believed was reasonable at the time. The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The DC stock was valued at $1 million and the DC receivable was valued at $9.2 million.

     In April 2001, the Company received an additional $5 million in DC stock based on the valuation formula stipulated in the contract. We valued this stock at $2.5 million upon receipt.

     Also in April, we have entered into an agreement with DC whereby for a period from the date of the registration until October 24, 2001, if we identify a purchaser for our shares, DC will exercise the warrant to purchase
1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds made by DC on the sale of the common stock shall be paid to us toward repayment of DC's obligations under the note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise. Because the exercise of the warrants at this reduced price is contingent upon us finding a purchaser, the value of this repricing will be measured and recorded at that time.

     DC did not pay the note that was due on June 24, 2001. On June 26, 2001, the Company filed a $3 million lawsuit against DC for breach of contract regarding the $3 million promissory note. We also learned in June that DC's capital raising efforts and business operations were having difficulty and decided to write down the remaining net asset value of all amounts related to DC on our balance sheet. Net assets consisted of $14.7 million of assets and $7.3 million of liabilities as of March 31, 2001. The Company will take a one-time non-cash $7.4 million charge against net assets relating to the contract with DC in the second quarter, which ends June 30, 2001. Any future revenues related to this contract will be recorded as received.

     In June 2001, our compensation committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced our bonus payout by approximately $1.1 million. This will be recorded as a negative expense in the second quarter of 2001.

     In June of 2001, we announced that we entered into a one-year license agreement with About.com to provide our Qode Commerce Solution(TM) to About.com's estimated 36 million worldwide users. NeoMedia and About will be promoting the co-branded shopping service throughout the About network. As part of the emerging About and NeoMedia relationship, About will receive a value of $1 million in NeoMedia preferred stock.

     In May of 2001, we repriced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which will expire at the end of 2001. The repricing program allows the warrant exercise price to be reduced to 33 percent of the closing sale price of our common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock is at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement.

     In March of 2001 NeoMedia acquired the assets of Qode.com, a web-based commerce facilitation service, which brings manufacturers, distributors and potential customers together and then motivates them to buy from both e-commerce and bricks and mortar channels through the patent-pending system of promotion and incentive. The Qode system represents over three years of development effort to create a comprehensive database of commercial products and services. Coupled with NeoMedia's capability to tie in print media promotion in the form of catalogs and coupons as well as newspaper and magazine advertising, the Qode universal commerce solution has the potential to provide early revenue from a compelling transaction application that will complement our existing switch infrastructure service.

     In January of 2001 we entered into an agreement with A.T. Cross Company, a major international manufacturer of fine writing instruments and pen computing products, granting a worldwide, non-exclusive license of our patents surrounding the manufacture, use, and sale of devices used in print-to-internet technologies.

     In February of 2001 NeoMedia won best of show at the Internet World Wireless 2001 in the commerce category. According to the IWW announcement, this award exemplifies NeoMedia's outstanding achievements as a business leader in the internet marketplace, and represents broad industry recognition and appreciation of our achievements.

     In March of 2001 we were granted our fourth patent, U.S. Patent No. 6199048, in nineteen months by the United States Patent and Trademark Office. The new patent extends our technology portfolio with additional claims, including voice link to the web.

     In May of 2001 we entered into an agreement with Symbol Technologies, Inc., granting Symbol a worldwide, non-exclusive license of our patents surrounding the sale and use of scanning devices used in print-to-internet technologies.


Industry overview

     NeoMedia application services

     The goal of the Neomedia application services business segment is to drive transactions to the NeoMedia switch in background computer process to link print to the internet. Our switching platform is a state of the art open and extensible cross-media publishing tool serving customers in a variety of industrial, commercial and educational applications. This business segment is also responsible for licensing our intellectual property to others as a means of promoting this new market as well as providing a revenue and cash resource. We have been developing our print-to-internet technology and offerings since 1996 and consider ourselves a pioneer in this industry. In the past year, NeoMedia has seen similar technologies and concepts emerge in the marketplace, and see these events as a positive validation of the print-to-interest concept.

     The most high-profile marketer of physical-to-internet switching technologies to date has been Digital:Convergence Corporation. Their product launch consisted of a business-to-consumer effort that included the mass distribution of a tethered scanner and their CRQ client software through RadioShack outlets as a complement to a cue-enabled catalog.
Digital:Convergence bundled the scanner and software with fall 2000 issues of Wired and Forbes magazines. Additionally, Parade magazine, a Sunday newspaper supplement, and the Dallas Morning News implemented cue codes and encouraged readers to go to RadioShack for their free software and scanner. DC's technology to date has focused on print-to-internet convergence; however, their solution includes additional technologies such as TV-to-web convergence.

     In January 2001, AirClic announced the acquisition of ConnectThings. AirClic's service is a wireless network that includes a web code registry, switch directory and transfer function. Aimed at wireless devices such as cell phones, personal data assistants or palm devices, pagers and cable TV set-top boxes, the system acts as switching technology not unlike NeoMedia's.
Investment partners include Symbol Technologies, Ericsson, Motorola and Goldman Sachs Group. AirClic has received, as part of a broader strategic relationship, a license to proprietary intellectual property from Symbol Technologies relating to scanning devices, technology and applications.

     Combined press from Digital:Convergence and AirClic is expected to continue to raise consumer awareness of physical-to-web convergence. We believe the key to their respective adoption of print-to-internet technologies in the marketplace will be in the development of real-world applications that provide the end user a valuable experience. Our service offering, however, differs from those of DC and AirClic in that, unlike their products and services, our products do not require the use of a proprietary or specified device and NeoMedia offers its service on a private label basis. We are positioned to provide highly customized solutions that preserve the customer's brand and also provide tailored solutions to fit the customer needs.

     NeoMedia consulting and integration services

     The technology and equipment resale business is becoming a commodity industry for products undifferentiated by value added proprietary elements and services. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels.

     Proprietary products, such as NeoMedia encoders, systems integration services and integrated document factory solutions offer a competitive value-add to our consulting and integration business. This division has unique offerings, which, to the extent that they meet market needs, offer the potential for growth in this industry.

     This division also sell migration products, tools designed to migrate software code from one platform to another platform, primarily to mid-sized to large corporations and government agencies. The products include proprietary products and software tools to migrate Wang, HP3000, Data General, DEC and IBM DOS/VSE platforms, legacy systems, to a Unix or NT open system platform.

Strategy

     NeoMedia has spent the past five years inventing and patenting the now confirmed space of linking the physical and internet environments, and developing and implementing five generations of continuously refined switch technology that seamlessly bridges these environments.

     We are now entering a new phase of operations. With the market being validated with the emergence of other competitors, we are turning our attention to the next stage of market development in this space and the creation and operation of service applications providing complete product solutions to traditional businesses with offerings related to commerce, publishing, extended media publishing, e-learning and others.

     While pursing these goals NeoMedia remains aware of strategic issues, opportunities and constraints that will govern the interplay of competition and alliances in this rapidly emerging market.

Products and services

     NeoMedia application services

          Metered switching services

          NeoMedia's application services switching platform is a state of the art open publishing solution serving customers in a variety of industrial, commercial and educational applications. This service will provide switching service on an annual contract basis for an initial configuration fee and a usage based transaction fee or charge per click.

          PaperClick(TM) service

          PaperClick service is a web-based virtual portal, www.paperclick.com, for publishers and advertisers. It allows them to create their own links to web pages and print a PaperClick code that consists of a number or word as well as a barcode. Users type the short PaperClick code or scan a PaperClick barcode to connect directly to web-related information. Using PaperClick codes, publishers are able to extend printed story scope with links to interactive content, and at the same time, deliver display ads, classified ads, directories, or direct marketing material. Advertisers can provide to potential customers direct access to a web page that can provide more information on the product, provide instant e-commerce to buy the product or even show videos about the product. Demographic information can be compiled and marketed to the publishers and advertisers.

          PaperClick Enterprise(TM)

          PaperClick Enterprise is the enhanced version of PaperClick featuring the ability to create an unlimited number of PaperClick codes. Profiled routing allows publishers to tailor content according to reader profile information, control bar display options, and measure commercial effectiveness through demographic reporting.

          PaperClick ToGo(TM) for wireless devices

          PaperClick ToGo, www.paperclick.com, provides direct access to the internet via cell phones and personal data assistants or PDAs employing wireless markup protocol. PaperClick ToGo converts any URL address, regardless of length, into a short telephone number-like PaperClick code. Use of the shorter PaperClick numeric codes provides simple and direct access to the internet from small hand held devices with limited keypads. PaperClick ToGo compliments PaperClick for publishers and advertisers, giving consumers a convenient way to access internet information using cellular service.

          PaperClick ToGo(TM) for Palm operating system

          PaperClick ToGo for palm operating system allows convenient capture and storage of PaperClick codes on a Palm Pilot or any Palm operating system device at any time or location. After returning to a PC, the codes automatically transfer at synchronization of the Palm Pilot. This freeware application is a standard Palm operating system application that works with Palm's Graffiti language and the Palm's pop-up keyboards, in addition to the built-in numeric keypad included on the main screen.

          PaperData(TM)

          PaperData is a technology that addresses the problem of converting a digital file into a print image while maintaining all of the attributes of the file. During the process of converting a digital file to a print image, valuable information regarding attributes of the data itself are lost, such as font specifications, file identifiers, spreadsheet formulas and database references. In order to access an original digital document, the reader must either copy the original file to digital media, a computer disk, and then distribute it, or transfer the file over a data network or email. The PaperData technology allows users to directly embed a digital data file via a barcode on a printed document. This document can then be transmitted as a piece of paper would. The new user can scan the barcode and the digital version of the document is launched. This technology makes it possible for barcodes on paper to act as computer disks. The pre-production design of PaperData is complete, but the production design and future commercialization has not yet occurred.

          NeoSure(TM)

          NeoSure is a technology for protecting negotiable printed commercial documents, such as checks, money orders, coupons, food stamps and gift certificates, from counterfeit and forgery. This patent-pending technology incorporates NeoMedia's NeoLink and PaperData technologies with U.S. Checks patented UV-Smart(TM) paper stock identification techniques and an on-line registration database. When used together this system verifies that a document is authentic, has not been modified and that the transaction has not been duplicated. The system can also be used to automate the processing of printed transactional documents, such as checks and gift certificates, as well as link documents to specific individuals for specific transactions in order to prevent unauthorized use. NeoMedia has filed several extensive patent applications on the use of NeoSure and other related technologies for linking, securing and promoting web-commerce from print media, such as coupons, catalogs and direct mail. The preproduction design of NeoSure is complete, but the production design and future commercialization has not yet occurred.

     NeoMedia consulting and integration services

          Product sales and equipment resales

          This unit markets and sells proprietary software products, including high-density symbology encoders and resells client-server hardware and related systems such as Sun Microsystems, IBM and others, as well as related applications software and services.

          Integrated document factory

          The integrated document factory solution provides a design and implementation of a collection of tested hardware and software solutions utilizing Xerox printers and Sun servers to turn document creation, production, and printing into an assembly line manufacturing process. The system particularly assists financial service concerns such as banks, insurance companies, and brokerage firms as well as helps to manage high-volume printing of statements on a frequent basis.

          System integration services

          Systems integration services is responsible for customer identification, pre and post sales relationship support, proposals, and account management surrounding custom application development for solutions involving the metered switch services. These customized solutions are built and integrated via the application services business unit.

Strategic Relationships

     NeoMedia application services

     In this segment, NeoMedia has a number of customers using our products and services, including Amway, Solar, A.T. Cross, NYCO and several large organizations in Latin America including several prestigious universities. During 2000, Digital Convergence, Inc. entered into a license agreement with NeoMedia. This customer accounted for 28.2% of the Company's total revenue and 96.1% of NeoMedia application services revenue in 2000. We are aggressively pursuing numerous opportunities for our products and services.

     In January 2001, we entered into patent license with A.T. Cross Company, a major international manufacturer of fine writing instruments and pen computing products. Cross obtained the rights under NeoMedia's print-to internet patents for personal portable scanning devices used to link bar codes on documents and other physical consumer goods to corresponding internet content. Cross will pay a royalty per device to NeoMedia for license rights granted under this agreement.

     In May of 2001 we entered into an agreement with Symbol Technologies, Inc., granting Symbol a worldwide, non-exclusive license of our patents surrounding the sale and use of scanning devices used in print-to-internet technologies.


     NeoMedia consulting and integration services

     Through this segment NeoMedia provides services and products to a spectrum of customers, ranging from closely held companies to Fortune 500 companies. For the years ended December 31, 2000 and 1999, one customer, Ameritech Services, Inc., accounted for 29.9% and 23.9%, respectively, of NeoMedia revenue. NeoMedia expects sales to Ameritech as a percentage of total sales to decline in the future. Furthermore, we do not have a written agreement with Ameritech and, therefore, there are no contractual provisions to prevent Ameritech from terminating its relationship with NeoMedia at any time. Accordingly, the loss of this customer, or a significant reduction by it in buying the products and services offered by NeoMedia, absent diversification, would materially and adversely affect of NeoMedia consulting and integration services' revenues and results of operations. In addition, a single supplier supplies the equipment and software, which is re-marketed to this customer. Accordingly, the loss of this supplier would materially adversely affect the consulting and integration segment. For these reasons, we are seeking, and continue to seek, to diversify our sources of revenue and vendors from whom we purchase.

Sales and marketing

     NeoMedia application services

     Our focus is on identifying and providing strategies for applications that drive high-volume, high-margin traffic through either or a combination of the metered switch services, Paperclick products and the Qode universal commerce solution. Specific efforts will be directed towards strategizing solutions that will continually increase the number of users, and ensure value for every participant in the value chain. In addition to direct sales, NeoMedia application services has a network of resellers, both agents and value added resellers, that are trained to sell our products. The division is currently working on partnerships and other agent relationships to collectively supplement our internal sales and marketing staff.

     NeoMedia consulting and integration services

     NeoMedia consulting and integration services markets NeoMedia's products and services, as well as those for which we act as a re-marketer, primarily through a direct sales force, which was composed of 8 personnel as of December 31, 2000. In addition, the business unit also relies upon strategic alliances with industry leaders to help market products and services, provide lead referrals and establish informal co-marketing arrangements. Our representatives attend seminars and trade shows, both as speakers and participants, to help market products and services. In addition, this business segment has two agents in the United States that sell NeoMedia's products and services.


Research and development

     NeoMedia application services

     NeoMedia believes that our success in the internet environment depends upon our ability to quickly develop new products and services, as well as make enhancements to our existing products. The application services segment employed 24 persons in the area of product development as of December 31, 2000 and 19 as of December 31, 1999. During the year ended December 31, 2000, this segment incurred total software development costs of $2,888,000 of which $1,787,639 were capitalized as software development costs and $1,101,000 were expensed as research and development costs. During the year ended December 31, 1999, total software development costs were $1,722,000, of which $807,000 were capitalized as software development costs and $915,000 were expensed as research and development costs. In March 2001, 16 additional employees were added to the product development area as part of the Qode asset acquisition.

     NeoMedia consulting and integration services

     All significant research and development relating to NeoMedia consulting and integration products was discontinued at the end of 1999 when we discontinued our Y2K business. All employees that were in this area were reassigned or released during the fourth quarter of 1999. If any future research or development of products is needed, it will be performed by the application services division or outside contractors.

Intellectual property rights

     NeoMedia received our first patent from the U.S. Patent and Trademark Office in August 1999. The patent, number 5,933,829, was allowed for the process for "automatic access of electronic information through secure machine-readable codes on printed documents." NeoMedia received its second patent, number 5,978,773, in November 1999. The patent was allowed for the broad and innovative process that allows familiar print media such as magazines, catalogs, advertisements, even product labels themselves, to become the user interface to the internet. Our third U.S. patent, 6,108,656, which issued in August 2000, is a continuation of 5,933,829 and contains additional claims that broaden scope and coverage. Our fourth patent, 6,199,048, issued on March 6, 2001 and is a continuation of 5,978,773. The 6,199,048 patent substantially extends our patent coverage to address voice portals, multi-media and web portal applications.

     In addition to these issued patents NeoMedia continues to aggressively develop, acquire and prosecute a substantial portfolio of domestic and international patent applications that include broad claims that apply to our core business and markets. NeoMedia's recent acquisition of the assets of Qode, Inc. in March 2001 included numerous additional patent applications in related areas which we are now pursuing through both US and foreign filings.

     NeoMedia's proprietary technology based on these patents enables everyone, regardless of training or experience, to easily access the world wide web on the internet. These patents and their related proprietary technologies, along with other pending applications, enhance the use of the internet for e-commerce by making it much more user friendly as well as secure. NeoMedia also has numerous other domestic and international patents and continuations pending in these and other related areas.

     NeoMedia relies upon our patents, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, all of which afford only limited protection, to protect our proprietary technology and products. Although we take steps to protect our trade secrets, such as requiring employees with access to our proprietary information to execute confidentiality and non-disclosure agreements, it may be possible for unauthorized parties to copy or reverse engineer all or part of any one of our proprietary technology and products. There also can be no assurance that copyright, trademark and trade secret laws will be available in all circumstances to protect our rights. In addition, although the laws of the United States may protect our proprietary rights in its technology and products, the laws of foreign countries where our products may be used may not protect proprietary rights at all or to the same extent as the laws of the United States.

     NeoMedia does not believe that our proprietary technology and products infringe upon the rights of any third parties; however, there can be no assurance that a third party will not in the future claim infringement by NeoMedia. Similarly, infringement claims could be asserted against products and technologies which NeoMedia licenses from third parties.

     NeoMedia may provide some of our products to end users using non-exclusive, non-transferable licenses which provide that the licensee may use the software solely for internal operations on designated computers at specific sites or by a specified number of users. NeoMedia generally does not make source codes available for our software products.

Competition

     NeoMedia application services

     The markets in which NeoMedia competes are relatively new. Recent entrants into the print-to-internet market include Digital:Convergence Corporation, Digimarc, and AirClic. NeoMedia has a significant portfolio of both invented and acquired patents to support our proprietary technologies and provide a barrier to entry for potential competitors. Additional competitive comparisons are described in the Industry Overview section of this document.

     NeoMedia consulting and integration services

     The largest competition, in terms of number of competitors, is for customers desiring systems integration, including the re-marketing of another party's products, and document solutions. These competitors range from local, small privately held companies to large national and international organizations, including large consulting firms. A large number of companies act as re-marketers of another party's products, and therefore, the competition in this area is intense. In some instances, NeoMedia, in acting as a re-marketer, may compete with the original manufacturer.

Product liability insurance

     NeoMedia has never had any product liability claim asserted against us. However, we could be subject to product liability claims in connection with the use of the products and services that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from these claims or would be able to have our customers indemnify or insure us against such claims. Although we maintain our insurance against such claims, there can be no assurance that such coverage will be adequate in terms and scope to protect us against material adverse effects in the event of a successful claim.

Government regulation

     Existing or future legislation could limit the growth of use of the internet, which would curtail our revenue growth. Statutes and regulations directly applicable to internet communications, commerce and advertising are becoming more prevalent. Congress recently passed laws regarding children's online privacy, copyrights and taxation. The law remains largely unsettled, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the internet, e-commerce and online advertising. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

     NeoMedia's website allows for the storage of demographic data from our users. The European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding internet users. This directive may limit our ability to collect and use information in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Environmental protection compliance

     NeoMedia has no knowledge of any federal, state or local environmental compliance regulations which affect our business activities. We have not expended any capital to comply with any environmental protection statutes and do not anticipate that such expenditures will be necessary in the future.

Employees

     As of June 1, 2001, NeoMedia employed 99 persons. Of the 99 employees, 44 are located at our headquarters in Fort Myers, Florida, 54 at other domestic locations and 1 is located outside the United States. Of the 99 employees, 57 are dedicated to the application services unit, 17 are dedicated to consulting and integration services unit, and 25 provide shared services used by both business units. None of our employees are represented by a labor union or bound by a collective bargaining agreement. We believe that our employee relations are good.

Description of properties

     NeoMedia's principal executive, development and administrative office is located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. NeoMedia occupies approximately 15,000 square feet under terms of a written lease from an unaffiliated party which expires in

January 31, 2004. NeoMedia has a sales facility at 2150 Western Court, Suite 230, Lisle, Illinois 60532, where we occupy approximately 6,000 square feet under the terms of a written lease from an unaffiliated party expiring on October 31, 2003. In March 2001, with the acquisition of Qode.com, Inc., NeoMedia added an additional 8,388 square feet office lease at 4850 N. State Road 7, Suite 104, Ft. Lauderdale, Florida. The lease expires March, 2005.


     NeoMedia also leases office space in one international location. These offices are primarily used for sales and consulting efforts.

     We believe that existing office space is adequate to meet current and short-term requirements.


           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     NeoMedia's common stock and warrants began trading on The Nasdaq Small Cap Stock Market under the symbol NEOM on November 25, 1996, the date of our initial public offering. Prior to such time there was no established public trading market for NeoMedia's common stock. Our common stock also trades on the Frankfurt Stock Exchange.

     Set forth below is the range of high and low sales prices for the common stock for the periods indicated as reported by NASDAQ. The quotations do not include retail markups, markdowns or commissions and may not represent actual transactions.


Type of security         Period ended                High     Low
                         ------------                ----     ---
common stock
------------
                         March 31, 1999              $ 5.25   $2.75
                         June 30, 1999               $ 7.25   $4.03
                         September 30, 1999          $ 9.88   $5.50
                         December 31, 1999           $ 7.00   $4.25
                         March 31, 2000              $14.50   $5.69
                         June 30, 2000               $11.13   $5.00
                         September 30, 2000          $ 6.75   $4.13
                         December 31, 2000           $ 6.50   $1.94
                         March 31, 2001              $ 6.00   $2.50

     NeoMedia's stock price has been and will continue to be subject to significant volatility. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. If revenues or earnings in any quarter fail to meet expectations of the investment community, there could be an immediate and significant impact on NeoMedia's stock price. In addition, NeoMedia's stock price may be affected by broader market trends that may be unrelated to NeoMedia's performance.

Holders

     As of March 31, 2001, there were 158 registered shareholders and approximately 3,000 beneficial shareholders of record of NeoMedia's common stock. NeoMedia believes that there is a greater number of shareholders because a substantial number of NeoMedia's common stock is held of record in street name by broker-dealers for their customers.

Dividends

     As of March 31, 2001, NeoMedia has not paid any dividends on our common stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operation of our businesses. As of March 31, 2001, NeoMedia has a letter of credit with Bank One, Chicago, Illinois, the terms of which require Bank One's written permission prior to the declaration of cash dividends.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Overview

     The financial statements made part of this prospectus have been prepared assuming NeoMedia will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from NeoMedia's inability to continue as a going concern.

     Based on current operating budgets, we do not anticipate having sufficient cash on hand or available through current lending arrangements to fund operations. To address this funding need, we are seeking to raise funds through private placements and a warrant repricing program, as well as decrease cash outflow through expense reductions. We believe that the funds generated by these transactions will be sufficient to fund operations for at least 12 months. In the event all the funding is not received, we believe we can revise our operating plan to such a level that we will be able to fund operations for the next 12 months. During the first quarter of 2001, NeoMedia has successfully obtained approximately $1.5 million of equity financing and $0.5 million from exercises of warrants and employee stock options.

     During 2000, NeoMedia's continued focus was aimed toward our applications service business. This segment consists of the patented PaperClick technology that enables users to link directly from the physical to the digital world. NeoMedia entered into a significant license agreement with Digital Convergence Corporation. NeoMedia has also signed several PaperClick license agreements with domestic and international companies that demonstrate the versatility of the technology. On March 1, 2001, the Company acquired substantially all of the assets of Qode.com, Inc., a commerce-enabling company that delivers promotions to consumers over the internet through its Qode Universal Commerce Solution. The Qode system is comprised of a directory of products and retailers, enhanced with Qode's proprietary software, and coupled with a product search engine. The Qode solution is licensable, and is designed to increase revenues, traffic and loyalty to internet websites. NeoMedia's mission is to invent, develop, and commercialize technologies and products that effectively leverage the integration of the physical and electronic to provide clear functional value for our end-users, competitive advantage for our business partners and return-on-investment for our investors.

Results of operations for the year ended December 31, 2000 as compared to the year ended December 31, 1999

     Net sales

     Total net sales for the year ended December 31, 2000 were $27.6 million, which represented a $2.3 million, or 9.1%, increase from $25.3 million for the year ended December 31, 1999. This increase primarily resulted from intellectual property license contract signed with Digital Convergence offset by decreased sales of Y2K licenses and services from $3.3 million in 1999 to $0.1 million in 2000.

     License fees

     Total license fees increased from $2.4 million to $8.4 million, or 250.0%, for the years ended December 31, 1999 and December 31, 2000. The increase was due to a license agreement, entered into during the fourth of quarter of 2000, between NeoMedia and Digital Convergence Corporation, granting DC a worldwide, non-exclusive license of our patent portfolio. Revenue from this agreement totaled $7.8 million in 2000. This was offset by a decrease of $1.8 million due to the discontinuation of our Y2K product line. Cost of sales as a percentage of related sales was 15.4% during 2000 compared to 73.7% during 1999. This decrease in the cost of sales as a percentage of related sales was primarily due to DC license sale in 2000 and the discontinuation of Y2K licenses on which NeoMedia paid royalties.

     Resales of software and technology equipment and service fees

     Resales of software and technology equipment and service fees decreased by $3.7 million, or 16.1%, to $19.1 million for the year ended December 31, 2000, as compared to $22.8 million for the year ended December 31, 1999. This decrease primarily resulted from decreased resales of IBM equipment due to discontinuation of sales in our Canadian market. Also contributing to the decrease was reduced service revenue from Y2K products of $1.6 million. Cost of sales as a percentage of related sales decreased to 90.0% during 2000 from 90.5% during 1999.

     Sales and marketing

     A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature and the remainder of this compensation, which is paid as a commission, is directly related to sales volume. Sales and marketing expenses decreased $0.3 million, or 4.4%, to $6.5 million for the year ended December 31, 2000 from $6.8 million for the year ended December 31, 1999, due to a decrease in NeoMedia's application services direct sales force, offset by personnel additions in marketing.


     General and administrative

     General and administrative expenses increased $1.7 million, or 32.1%, to $7.0 million for the year ended December 31, 2000, from $5.3 million for the year ended December 31, 1999. This increase was due to the accrual of executive performance incentive in 2000. No performance incentive expense was incurred in 1999. Also, increased legal costs of $0.5 million were expensed in 2000.

     Research and development

     During the year ended December 31, 2000, NeoMedia charged to expense $1,101,000 of research and development expenses, an increase of $114,000 or 11.6% compared to $986,000 charged to expense for the year ended December 31, 1999. This increase was due to increased resources directed toward the development of the application services business. To the extent NeoMedia can obtain additional capital, we will continue to make significant investments in research and development.

     Interest (income), expense, net

     Interest expense consists primarily of interest paid to creditors as part of financed purchases, capitalized leases and NeoMedia's asset-based collateralized line of credit net of interest earned on cash equivalent investments. Interest expense decreased by $400,000, or 177%, to income of $174,000 for the year ended December 31, 2000 from $226,000 of expense for the year ended December 31, 1999. This was due to reduced interest expense resulting from the repayment of notes in the first quarter of 2000, as well as interest income from higher cash balances during 2000.

     Net loss

     The net loss for the year ended December 31, 2000 was $5.4 million, which represented a $5.1 million, or 48.6% decrease from a $10.5 million loss for the year ended December 31, 1999. The decrease was primarily due to revenue from the licensing of NeoMedia's intellectual property in 2000. This was offset by a 97% decrease of Y2K revenue in 2000 along with increased general and administrative expenses.

Results of operations for the three months ended March 31, 2001 as compared to the three months ended March 31, 2000

     Net sales

     Total net sales for the three months ended March 31, 2001 were $1.5 million, which represented a $2.6 million, or 62%, decrease from $4.1 million for the three months ended March 31, 2000. This decrease primarily resulted from reduced resales of Sun Microsystems equipment.

     License fees

     License fees for the three months ended March 31, 2001 were $0.1 million compared to $0.2 million for the three months ended March 31, 2000, a decrease of $0.1 million.

     Resales of software and technology equipment and service fees

     Resales of software and technology equipment and service fees decreased by $2.5 million, or 63%, to $1.4 million for the three months ended March 31, 2001, as compared to $3.9 million for the three months ended March 31, 2000. This decrease primarily resulted from fewer sales of Sun Microsystems hardware due to increased competition and general economic conditions. Cost of sales as a percentage of related sales was 85% for both 2001 and 2000.

     Sales and marketing

     Sales and marketing expenses were $1.0 million for the three months ended March 31, 2001, compared to $1.3 million for the three months ended March 31, 2000, a decrease of $0.3 million or 24%. This decrease primarily resulted from a decrease in NeoMedia application services direct sales force offset by personnel additions in marketing.

     General and administrative

     General and administrative expenses increased by $0.3 million, or 25%, to $1.7 million for the three months ended March 31, 2001, compared to $1.4 million for the three months ended March 31, 2000. The increase is primarily related to higher legal expenses in 2001.

     Research and development

     During the three months ended March 31, 2001, NeoMedia charged to expense $337,000 of research and development costs, an increase of $2,000 or 1% compared to $335,000 charged to expense for the three months ended March 31, 2000.

     Interest expense (income), net

     Interest expense, income, consists primarily of interest paid to creditors as part of financed purchases, notes payable and NeoMedia's asset-based collateralized line of credit net of interest earned on cash equivalent investments. Interest income increased by $12,000, or 63%, to $31,000 for the three months ended March 31, 2001 from $19,000 for the three months ended March 31, 2000, due to reduced interest expense on the line of credit as a result of lower resale business the first quarter of 2001.

     Net Loss

     The net loss for the quarter ended March 31, 2001 was $3.4 million, which represented a $1.0 million, or 41% increase from a $2.4 million loss for the three months ended March 31, 2000. The increase in net loss primarily resulted primarily from reduced resales of software and technology equipment and services in 2001.

     NeoMedia has recognized revenue derived from our intellectual property license contract with Digital Convergence executed in October 2000, based on management's current estimates of total receipts under the first year of the DC contract, ratably over the contract year. For the first quarter, no revenue was recognized. During the first quarter of 2001, NeoMedia wrote down the value of the stock receivable from DC and the related deferred revenue by $7,716,000. Total assets and liabilities at March 31, 2001 related to the DC contract were $14,214,000 and $7,330,000 respectively.

Liquidity and capital resources

     Net cash used in operating activities for the year ended December 31, 2000 was $6.8 million and in 1999 was $7.0 million. During 2000, trade accounts receivable inclusive of costs in excess of billings increased $1.0 million, while accounts payable, accrued expenses and deferred revenue increased $1.1 million. During 1999, trade accounts receivable inclusive of costs in excess of billings decreased $2.5 million, while accounts payable, accrued expenses and deferred revenue decreased $1.7 million. NeoMedia's net cash flow used in investing activities for the year ended December 31, 2000 was $2.6 million and in 1999 was $2.1 million. This increase resulted from higher capitalized software development costs coupled with an increase in acquisition costs related to long-term and intangible assets.

     Net cash used in operating activities for the three months ended March 31, 2001 was $2.2 million and in 2000 was $2.6 million. During first quarter 2001, trade accounts receivable inclusive of costs in excess of billings decreased $0.7 million, while accounts payable and accrued expenses and deferred revenue decreased $0.3 million. During first quarter 2000, trade accounts receivable inclusive of costs in excess of billings decreased $1.6 million, while accounts payable and accrued expenses and deferred revenue decreased $2.2 million. NeoMedia's net cash flow used in investing activities for the three months ended March 31, 2001 was $1.8 million and for first quarter 2000 was $0.4 million. Net cash provided by financing activities for the three months ended March 31, 2001 was $2.0 million and for first quarter 2000 was $11.6 million. The decrease was due to $12.2 million raised during the first quarter of 2000 through the issuance of common stock, as well as the exercise of warrants and stock options.

     During the year ended December 31, 2000, NeoMedia's net loss totaled approximately $5,409,000 and in 1999 net loss totaled approximately $10,472,000. As of March 31, 2001, NeoMedia had accumulated losses from operations of approximately $41,300,000, had working capital of approximately $6,267,000, and approximately $2,679,000 in unrestricted cash balances.

     Management believes it will need to raise additional capital as well as reduce expenses to sustain operations in 2001. The failure of management to accomplish these initiatives will adversely effect our business, financial condition, and results of operations and our ability to continue as a going concern.

     Subsequent to December 31, 2000, NeoMedia has undertaken the following initiatives:

     . Through March 31, 2001, we have raised $1,535,500 from private placements.

     . Through March 31, 2001, we have raised $361,250 from the exercise of stock warrants.

     . Through March 31, 2001, we have raised $138,585 from the exercise of employee stock options.

     . Unrestricted cash on hand as of March 31, 2001, was approximately $2.4 million.

     . On April 26, 2001, we announced a warrant-repricing program in which we could raise up to $6,000,000. As of June 1, 2001, we have raised $640,000 under this program.

     NeoMedia anticipates that its existing cash balances and funds available from borrowings under its existing financing agreement will have to be supplemented with additional funds, through loans and/or capital contributions, to finance NeoMedia's operations in 2001. During the first quarter of 2001, NeoMedia has successfully obtained approximately $1.5 million of equity financing and approximately $500,000 from the exercise of stock options and warrants. We intend to obtain additional equity financing which management believes will be sufficient to sustain operations for the remainder of 2001. However, there can be no assurance that these additional financings will be obtained. If necessary funds are not available, NeoMedia's business and operations would be materially adversely affected and in such event, NeoMedia would attempt to reduce costs and adjust our business plan.

Recently issued accounting pronouncements

     In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB later issued in June 1999 SFAS No. 137, which deferred the effective date for SFAS No. 133 to all fiscal years beginning after June 15, 2000, with earlier application encouraged. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations.

     On December 3, 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. NeoMedia implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have a material impact on our results of operations.

                               LEGAL PROCEEDINGS

     On June 26, 2001, we filed a $3 million lawsuit in the U.S. District Court, Northern District of Texas, Dallas Division, against Digital Convergence Corporation for breach of contract regarding a $3 million promissory note due on June 24, 2001 that was not paid. We are seeking payment of the $3 million note plus interest and attorneys fees.

     In April, 2001, the former President and director of NeoMedia filed a lawsuit against NeoMedia and several of our directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that the Company breached the employment agreement. The individual's employment with NeoMedia ended in January, 2001. NeoMedia believes the claim is without merit and intends to vigorously defend itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                     ACCOUNTING AND FINANCIAL DISCLOSURES

     On July 7, 1999, NeoMedia filed a Report on Form 8-K reporting that KPMG LLP had resigned as our independent auditors. In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 1998 and in the subsequent interim periods, there were no disagreements with KPMG LLP on any matters of accounting principles or practice, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference to the matter in their report. Effective July 14, 1999, NeoMedia engaged Arthur Andersen LLP to audit our consolidated financial statements for the fiscal year ending December 31, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers, including NeoMedia, may be found. Our web site is http://www.neom.com.

     This prospectus is part of a registration statement that we filed with the SEC, registration no. _______. The registration statement contains more information than this prospectus regarding NeoMedia and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                                 LEGAL MATTERS

     Merrick & Klimek, P.C. of Chicago, Illinois, our counsel in connection with the offering, has issued an opinion about the validity of the securities being offered.

                    COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The certificate of incorporation and the by-laws of NeoMedia provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

     Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 Qode.com, Inc. Financial Statements for the years ended December 31, 2000 and
 -----------------------------------------------------------------------------
                                     1999
                                     ----

Report of Independent Certified Public Accountants

To Qode.com, Inc.:

We have audited the accompanying balance sheet of Qode.com, Inc. (a Florida corporation in the development stage) as of December 31, 2000, and the related statements of operations, changes in redeemable preferred stock and stockholders' deficit, and cash flows for the year then ended and the related statements of operations and cash flows for the period from inception (March 29, 1999) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Qode.com, Inc. for the period from inception to December 31, 1999. Such statements are included in the cumulative inception to December 31, 2000, totals of the statements of operations and cash flows and reflect total revenues and net loss of zero percent and 13 percent, respectively, of the related cumulative totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to amounts for the period from inception to December 31, 1999, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/ ARTHUR ANDERSEN LLP


Tampa, Florida,
May 4, 2001 (except with respect
             to the matter discussed
             in Note 13, as to which
             the date is June 30, 2001)

                                 QODE.COM, INC.
                                 --------------

                       (A Development Stage Enterprise)

                        BALANCE SHEET - DECEMBER 31, 2000
                        ---------------------------------



                                     ASSETS                          Amount
----------------------------------------------------------------   ----------

CURRENT ASSETS:
     Cash and cash equivalents                                     $   18,686
     Accounts receivable                                                6,041
     Inventory                                                        218,690
     Other current assets                                              13,499
                                                                  -------------
                      Total current assets                            256,916

PROPERTY AND EQUIPMENT, net                                           875,263

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net                         2,359,932

DEPOSITS                                                               39,539
                                                                  -------------
                      Total assets                                 $3,531,650
                                                                  =============

                                 QODE.COM, INC.
                                 --------------

                       (A Development Stage Enterprise)

                        BALANCE SHEET - DECEMBER 31, 2000
                        ---------------------------------
                                   (continued)


            LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT          Amount
--------------------------------------------------------------------------------     ----------
CURRENT LIABILITIES:
     Accounts payable                                                               $   982,610
     Dividends payable                                                                   94,119
     Accrued expenses                                                                   425,103
     Current portion of notes payable                                                 3,617,323
     Current portion of capital lease obligations                                       368,574
     Loans from officers                                                                224,740
                                                                                    -------------
                      Total current liabilities                                       5,712,469

NOTES PAYABLE, net of current portion                                                     5,857

CAPITAL LEASE OBLIGATIONS, net of current portion                                       168,176
                                                                                    -------------
                      Total liabilities                                               5,886,502
                                                                                    -------------

COMMITMENTS AND CONTINGENCIES

SERIES A 15% CUMULATIVE CONVERTIBLE REDEEMABLE
     PREFERRED STOCK, $.0001 par value; 3,000,000 shares authorized,
     2,044,560 shares issued and outstanding, liquidation value of $2,502,641         2,480,991
                                                                                    -------------

STOCKHOLDERS' DEFICIT:
     Common stock, $.0001 par value; 25,000,000 shares authorized,
         8,023,000 shares issued and outstanding                                            802
     Additional paid-in capital - common stock                                        1,927,313
     Series U convertible preferred stock, $.0001 par value; 1,500,000 shares
         authorized, issued and outstanding                                                 150
     Additional paid-in capital - preferred stock                                     2,999,850
     Accumulated deficit                                                             (9,763,958)
                                                                                    -------------
                      Total stockholders' deficit                                    (4,835,843)
                                                                                    -------------
                      Total liabilities, redeemable preferred stock and
                           stockholders' deficit                                    $ 3,531,650
                                                                                    =============


       The accompanying notes are an integral part of this balance sheet.

                                 QODE.COM, INC.
                                 --------------

                       (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
                             -----------------------

              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
              ---------------------------------------------------

      FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000
      ------------------------------------------------------------------


                                                                                        Cumulative
                                                                                      from Inception
                                                                                      March 29, 1999
                                                                  Year Ended                to
                                                                  December 31,          December 31
                                                                     2000                  2000
                                                               -----------------      ---------------
REVENUE                                                          $   211,952            $   211,952

COST OF GOODS SOLD                                                   213,345                213,345
                                                               ---------------        ---------------

GROSS MARGIN                                                          (1,393)                (1,393)
                                                               ---------------        ---------------

COSTS AND EXPENSES:
     Research and development                                      1,109,686              1,505,928
     Sales and marketing                                             556,541                598,516
     General and administrative                                    5,839,413              6,686,825
                                                               ---------------        ---------------
                  Total costs and expenses                         7,505,640              8,791,269
                                                               ---------------        ---------------

NET INTEREST EXPENSE                                               1,008,938                971,296
                                                               ---------------        ---------------

NET LOSS                                                          (8,515,971)            (9,763,958)

PREFERRED STOCK DIVIDENDS                                           (356,203)              (552,200)

ACCRETION OF BENEFICIAL CONVERSION FEATURE ON
     PREFERRED STOCK                                                 (15,296)               (20,010)
                                                               ---------------        ---------------

Net LOSS AVAILABLE TO COMMON STOCKHOLDERS                        $(8,887,470)          $(10,336,168)
                                                               ===============        ===============

NET LOSS PER SHARE - BASIC AND DILUTED                           $     (1.11)           $     (1.29)
                                                               ===============        ===============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES                           8,023,000              8,018,071
                                                               ===============        ===============

       The accompanying notes are an integral part of these statements.

                                 QODE.COM, INC.
                                 --------------
                       (A Development Stage Enterprise)

  STATEMENT OF CHANGES IN REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
  ----------------------------------------------------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      ------------------------------------


                                                                                             Additional
                                                 Series A                                     Paid-in       Series U Convertible
                                                Redeemable                                  Capital for        Preferred Stock
                                                Preferred            Common Stock             Common        ---------------------
                                                  Stock         Shares           Amount        Stock         Shares       Amount
                                               ------------    --------         --------  -------------     --------     --------
BALANCE, December 31, 1999                      $2,154,711     8,023,000          $802    $  (49,557)              --       $ --
     Issuance of 19,560 shares of Series A
       preferred stock in exchange for
       services                                     48,900            --              --            --             --         --
     Issuance of Series U preferred stock               --            --              --            --      1,500,000        150
     Issuance of 372,780 warrants in
       exchange for services                            --            --              --     1,126,790             --         --
     Issuance of 326,666 warrants attached
       with notes payable                               --            --              --       675,681             --         --
     Issuance of employee stock options
       with exercise price below market                 --            --              --       150,216             --         --
       value
     Re-pricing of employee stock options               --            --              --       395,682             --         --
     Series A preferred stock dividends            262,084            --              --      (262,084)            --         --
     Series U preferred stock dividends                 --            --              --       (94,119)            --         --
     Accretion of beneficial conversion
       feature on preferred stock                   15,296            --              --       (15,296)            --         --
     Net loss                                           --            --              --            --             --         --
                                               ------------  ------------        -------   ------------    -----------    -------
BALANCE, December 31, 2000                      $2,480,991     8,023,000          $802      $1,927,313      1,500,000       $150
                                               ============  ============        =======   ============    ===========    =======


                                                Additional
                                                  Paid-in
                                                Capital for                      Total
                                                 Preferred    Accumulated     Stockholders'
                                                   Stock        Deficit         Deficit
                                               ------------- -------------   ---------------
BALANCE, December 31, 1999                               --   $(1,247,987)   $(1,296,742)
     Issuance of 19,560 shares of Series A
       preferred stock in exchange for
       services                                          --            --             --
     Issuance of Series U preferred stock         2,999,850            --      3,000,000
     Issuance of 372,780 warrants in
       exchange for services                             --            --      1,126,790
     Issuance of 326,666 warrants attached
       with notes payable                                --            --        675,681
     Issuance of employee stock options
       with exercise price below market                  --            --        150,216
       value
     Re-pricing of employee stock options                --            --        395,682
     Series A preferred stock dividends                  --            --       (262,084)
     Series U preferred stock dividends                  --            --        (94,119)
     Accretion of beneficial conversion
       feature on preferred stock                        --            --        (15,296)
     Net loss                                            --    (8,515,971)    (8,515,971)
                                                ------------ -------------  --------------
BALANCE, December 31, 2000                       $2,999,850   $(9,763,958)   $(4,835,843)
                                                ============ =============  ==============


          The accompanying notes are integral part of this statement.

                                 QODE.COM, INC.
                                 --------------

                       (A Development Stage Enterprise)
                       --------------------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------

              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
              ---------------------------------------------------

       FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000
       ------------------------------------------------------------------


                                                                                                          Cumulative from Inception
                                                                                          Year Ended          (March 29, 1999)
                                                                                         December 31,                to
                                                                                            2000              December 31, 2000)
                                                                                        -------------        -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                            $(8,515,971)             $(9,763,958)
     Adjustments to reconcile net loss to net cash used in
         operating activities-
              Depreciation and amortization                                                  417,410                  434,932
              Series A preferred stock issued for services                                    48,900                   48,900
              Warrants issued in exchange for services                                     1,126,790                1,884,627
              Stock options issued with exercise price below market value                    150,216                  150,216
              Expense related to the re-pricing of employee stock options                    395,682                  395,682
              Changes in assets and liabilities-
                  Accounts receivable                                                         (6,041)                  (6,041)
                  Inventory                                                                 (218,690)                (218,690)
                  Other current assets                                                         4,652                  (13,499)
                  Deposits                                                                    (9,310)                 (39,539)
                  Accounts payable                                                           831,022                  982,610
                  Accrued expenses                                                           377,857                  425,103
                                                                                        -------------            ------------
                      Net cash used in operating activities                               (5,397,483)              (5,719,657)
                                                                                        -------------            ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                                     (382,222)                (509,013)
     Capitalization of software development costs                                         (2,498,752)              (2,498,752)
                                                                                        -------------           -------------
                      Net cash used in investing activities                               (2,880,974)              (3,007,765)
                                                                                        -------------           -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable and detachable warrants                       4,298,861                3,623,180
     Proceeds from loans from officers                                                       151,407                  224,740
     Principal repayments of capital lease                                                  (125,612)                (125,612)
     Proceeds from the issuance of common stock                                                   --                   23,800
     Proceeds from the issuance of Series A redeemable preferred stock
          net of issuance costs of $25,000                                                        --                2,000,000
     Proceeds from issuance of Series U convertible preferred stock                        3,000,000                3,000,000
                                                                                        -------------           -------------
                      Net cash provided by financing activities                            7,324,656                8,746,108
                                                                                        -------------           -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                   (953,801)                  18,686

CASH AND CASH EQUIVALENTS, beginning of year                                                 972,487                       --
                                                                                        -------------           -------------

CASH AND CASH EQUIVALENTS, end of year                                                   $    18,686                   18,686
                                                                                        =============           =============

                                QODE.COM, INC.
                                --------------

                        A Development Stage Enterprise

                            STATEMENT OF CASH FLOWS
                            -----------------------

                     FOR THE YEAR ENDED DECEMBER 31, 2000
           AND THE PERIOD FROM MARCH 29, 1999 (DATE OF INCEPTION),
                           THROUGH DECEMBER 31, 2000
                     ------------------------------------
                                  (continued)


                                                                                   Cumulative from
                                                                                     Inception
                                                                                   (March 29, 1999)
                                                                   Year Ended             To
                                                                  December 31,       December 31,
                                                                      2000              2000
                                                                  ------------    -----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                                        $  180,000       $   160,189

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
     FINANCING ACTIVITIES:
         Accretion of redeemable preferred stock                   $   15,296            20,010
         Accrued dividends on Series A preferred stock             $  262,084           458,081
         Accrued dividends on Series U preferred stock             $   94,119            94,119
         Property and equipment acquired under capital lease       $  662,362           662,362


       The accompanying notes are an integral part of these statements.

                                QODE.COM, INC.

                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1    NATURE OF BUSINESS ORGANIZATION
------------------------------------

     Qode.com, Inc. (Qode.com or the Company) commenced operations on March 29, 1999, and is incorporated in the State of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". The Company intends to provide manufacturers, retailers, advertisers and users a unique tool for website navigation through the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

     The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since its inception and during its development stage as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated little revenue to date and is subject to a number of risks, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty.

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventory

     Inventory is stated at the lower of cost or market, and at December 31, 2000 was comprised of QoderTM handheld scanning systems. Cost is determined using the weighted average method.

     Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and purchased software are being depreciated over a three-year period, and furniture and fixtures are being depreciated over a five-year period.

     Depreciation expense was $278,590 for the year ended December 31, 2000.

     Capitalized Software Development Costs

     In accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has expensed $1,109,686 in research and development costs for the year ended December 31, 2000. The Company has capitalized $2,498,752 in software development costs for the year ended December 31, 2000. Amortization expense was $138,820 for the year ended December 31, 2000.

     Redeemable Preferred Stock

     Redeemable preferred stock is carried at the net consideration to the Company at time of issuance, increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, additional paid-in capital.

     Revenue Recognition

     Revenue is generated from the sale of Qode's proprietary hand held bar code scanners. Revenue is recognized when the product is delivered to the customer.

     Income Taxes

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2000.

     Computation of Net Loss Per Share

     Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all common stock equivalents from the calculation of diluted net loss per share because these securities are anti-dilutive. The shares excluded from the calculation of diluted net loss per share and reserved for future issuance are detailed in the table below:

                                                                   2000
                                                              -------------

     Outstanding stock options                                  1,540,511
     Outstanding warrants                                       1,229,146
     Shares issuable on conversion of notes payable             6,800,000
     Shares issuable on conversion of Series A
         preferred stock                                        4,049,701

     Shares issuable on conversion of notes payable were calculated based on the terms of the notes as if they were converted on December 31, 2000.

     Financial Instruments

     The Company believes that the fair value of its financial instruments approximate carrying value.

     Concentration of Credit Risk

     Revenue was generated from the selling of barcode scanners with approximately 91 percent of those sales to one customer.

     Accounting for Stock-based Compensation

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the measurement date.

     Recent Accounting Pronouncements




     In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS
     138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of these new accounting standareds did not have an impact on the Company's financial position or results of operations.

     On December 3, 1999 the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have an impact on the Company's results of operations.

     Comprehensive Income

     For the year ended December 31, 2000, there were no differences between the balance sheet and income statement and therefore no comprehensive income.

3    LOANS FROM OFFICERS
------------------------

     Between October and December 2000, several of the Company's officers elected to defer their salaries due to cash flow difficulties experienced by the Company. The total amount deferred was $83,154.

     On November 28, 2000, the Company issued promissory notes to officers totaling $135,000, with an interest rate of 6.09 percent. The principal and interest are payable on February 26, 2001

4    PROPERTY AND EQUIPMENT
---------------------------

     Property and equipment consists of the following as of December 31, 2000:

                                                                2000
                                                           --------------

     Computer hardware and purchased software                $1,139,578
     Furniture and fixtures                                      31,797
                                                           --------------
                                                              1,171,375
     Less- Accumulated depreciation                            (296,112)
                                                           --------------
                                                             $  875,263
                                                           ==============

5    NOTES PAYABLE
------------------

     Convertible Notes

     On January 18, 2000, the Company entered into a note purchase agreement with an investor for $3,000,000, with an interest rate of 12 percent. The principal and interest were due July 17, 2000. The principal and interest are convertible at the option of the holder upon or after a $10 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with this note, 200,000 warrants were issued with an exercise price of $4.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $10 million financing and expire January 17, 2005. The Company allocated the proceeds from the issuance of the note between the note and warrants based on the relative fair value method. The difference between the face amount of the note and the amount allocated to it was recorded as a discount, and amortized to interest expense over the life of the note.

     On August 1, 2000, the Company extended this note to November 17, 2000. As additional consideration for the extension of the note, the Company reduced the exercise price of the 200,000 warrants to $1.00. The additional expense of $63,180 that resulted from the re-pricing was charged to interest expense. As of December 31, 2000, the note had not been repaid.

     During 2000, the Company entered into four separate note purchase agreements with investors totaling $400,000 with interest rates of 12 percent. The principal and interest on three of the notes were due October 9, 2000 through November 4, 2000, and principal and interest on the other note is due January 6, 2001. The principal and interest are convertible at the option of the holder upon or after a $7 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with these notes, 26,666 warrants were issued with an exercise price of $2.00 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $7 million financing. The proceeds from the issuance of these notes and warrants were allocated between the two using the relative fair value method. The resulting discount on the notes was amortized to interest expense over the life of the notes.

     Other Note Payable

     During March 2000, the Company entered into a note agreement in the amount of $42,500, bearing interest at a rate of 11 percent per year and expiring on March 15, 2002, to finance its phone system. The note is secured by telephone equipment.

     On November 28, 2000 and December 14, 2000, the Company signed two promissory notes in the amounts of $20,000 and $200,000, bearing interest at a rate of 6.09 percent and 15 percent per year, with principal and accrued interest payable February 26, 2001 and January 28, 2001, respectively. In connection with the December 14, 2000 note, 100,000 warrants were issued with an exercise price of $.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of the Next Financing, as defined in the warrant agreement. The proceeds from the issuance of this note and warrants were allocated between the two using the relative fair value method. The resulting discount on the note is being amortized to interest expense over the life of the note.

     Notes payable consists of the following:

                                                                      Amount
                                                                    -----------

Convertible notes, interest bearing at 12% per annum                $ 3,400,000
Note payable, interest bearing at 11% per annum, due in monthly
    installments through March 2002                                      27,679
Note payable, unsecured interest bearing at 6.09% per annum, due
    February 2001                                                        20,000
Note payable, unsecured interest bearing at 15% per annum, due
    January 2001                                                        200,000
                                                                    -----------
              Total notes payable                                     3,647,679
Less discount                                                           (24,499)
Less- Current portion                                                (3,617,323)
                                                                    -----------
                        Notes payable, net of current portion       $     5,857
                                                                    ===========

As of December 31, 2000 there was $197,740 of accrued interest.

6        INCOME TAXES
---------------------

     For the years ended December 31, 2000, the components of income tax expense were as follows:


                                                            2000
                                                          --------

Current                                                    $    -
Deferred                                                        -
                                                          --------
Income tax expense                                         $    -
                                                          ========

     The net amounts of deferred tax assets recorded in the balance sheet at December 31, 2000, are as follows:

                                                                    2000
                                                                -----------

Deferred tax asset:
     Depreciation of property and equipment                     $    17,901
     Start-up costs                                                 199,566
     Net operating loss carryforward                              3,443,643
     Less- Valuation allowance                                   (3,661,110)
                                                                -----------
          Total deferred tax asset                              $     --

Deferred tax liabilities:                                       $     --
                                                                -----------
          Total net deferred taxes                              $     --
                                                                ===========

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not, that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $3,661,110 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $3,194,880. At December 31, 2000, the Company has available net operating loss carryforwards of $9,151,323, which expire in the year 2020 and 2019.

     A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 2000, is as follows:

                                                                2000
                                                            -----------

     Taxes at the U.S. statutory rate                       $(2,895,430)
     State taxes, net of federal benefit                       (309,129)
     Nondeductible items                                          9,679
     Change in valuation allowance                            3,194,880
                                                            -----------
                Total income tax expense                    $    -
                                                            ===========

7        COMMITMENTS AND CONTINGENCIES
--------------------------------------

     Legal Proceedings

     The Company is not presently a party to any significant litigation. From time to time, however, the Company is involved in various legal actions arising in the normal course of business, which the Company believes will not materially affect the financial position or results of operations.

     Employment Contracts

     The Company has employment contracts with William Carpenter, Greg Miller and Michael Miller beginning November 1, 2000.

     Future payments under the above employment contracts are:

     2001                                                            $  450,000
     2002                                                               450,000
     2003                                                               375,000
                                                                 --------------
                Total                                                $1,275,000
                                                                 ==============


     Capital Lease Obligations

     During April 2000, the Company acquired computer equipment for $662,362 under a capital lease, expiring on April 26, 2002. Accumulated depreciation on this equipment was approximately $166,000 at December 31,2001

     Future minimum lease payments on capital lease obligations as of December 31,2000, are as follows:

     Year                                                    Amount
     ----                                                  ----------
     2001                                                  $  415,358
     2002                                                     173,519
                                                           ----------
                                                              588,877
     Less - Amount representing interest on
        obligations under capital leases (15%)                (52,127)
     Current portion of capital lease obligations            (368,574)
                                                           ----------

     Capital lease obligations, net of current portion     $  168,176
                                                           ==========

     Operating Lease Obligations

     The Company leases its office facility under a non-cancelable operating lease expiring in March 2005. Rental expense, net of sub-lease income, was $73,036 for the year ended December 31, 2000.

     Lease commitments under this non-cancelable operating leases as of December 31, 2000, are as follows:

       Year Ending                                             Amount
       -----------                                           ---------
          2001                                               $ 391,399
          2002                                                 233,876
          2003                                                 154,905
          2004                                                 117,768
          2005                                                   5,103
                                                             ---------
                                                             $ 903,051
                                                             =========


8        PREFERRED STOCK
------------------------

     Series A 15% Cumulative Convertible Redeemable Preferred Stock

     The Board of Directors (the Board) has authorized the issuance of up to 3,000,000 shares of Series A 15 percent $.0001 par value, voting, cumulative, redeemable, convertible preferred stock (the Series A Preferred Stock). Series A Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Series A Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Series A Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004.

     In June 2000, the Company issued 19,560 shares of the Series A Preferred Stock at $2.50 per share for services rendered.

     Dividends on the Series A Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 15 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000 totaled $458,081, and are included in Series A 15 % cumulative convertible redeemable preferred stock on the accompanying balance sheet.

     Series U Convertible Preferred Stock

     The Board has authorized the issuance of up to 1,500,000 shares of Series U, 8 percent $.0001 par value, voting, cumulative, convertible preferred stock (the Series U Preferred Stock). Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering into the Company's common stock for each share of the Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. Between May and October 2000, the Company issued 1,500,000 at $2 per share, with proceeds to the Company of $3,000,000.

     Dividends on the Series U Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 8 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series U Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000, totaled $94,119.

9  COMMON STOCK
---------------

     The Company is authorized to issue up to 25,000,000 shares of its $.0001 par value common stock. During 2000, no shares of common stock were issued. As of December 31, 2000, 8,023,000 shares were issued and outstanding.

10 STOCK BASED COMPENSATION
---------------------------

     Stock Warrants Granted in Exchange for Services

     During 2000, the Company granted 372,780 warrants, with exercise prices ranging from $1.00 to $4.50 per share, to consultants for certain advisory and consulting services. The warrants vest immediately upon issuance and can be exercised over a five-year period. In August 2000, 250,000 warrants granted at $4.50 were re-priced to $1.00 per share. In September 2000, 100,000 warrants granted at $1.50 were re-priced to $0.01 per share. The Company valued these warrants, and their re-pricing, at $1,126,790 in accordance with SFAS 123, and recognized the entire amount in 2000 as general and administrative expenses in the accompanying statement of operations.

     Stock Warrants Granted Attached to Debt Agreements

     During 2000, the Company granted 326,666 warrants, with exercise prices ranging from $.50 to $4.50, attached to various debt agreements. The warrants vest immediately upon issuance and can be exercised over a five-year period. The Company applied APB Opinion No.14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", and accounted for the portion of the proceeds of the debt issued with warrants, which was allocable to the warrants, as additional paid-in capital based on the relative fair values of the securities at the time of issuance, and also recognized a discount on the debt as a result.

     In September 2000, 200,000 warrants granted at $4.50 were re-priced to $1.00 per share in connection with an extension of the term date of the debt. The Company valued the re-pricing at $63,180, and recognized the entire amount in 2000 as interest expense in the accompanying statement of operations.

     Warrant activity for the year ended December 31, 2000, is as follows:

     Balance December 31, 1999                                   529,700
     Issued                                                      699,446
     Exercised                                                         -
     Expired                                                           -
                                                            ------------
     Balance December 31, 2000                                 1,229,146

     The following table summarizes information about warrants outstanding at December 31, 2000, all of which are exercisable:

                                                  Weighted Average
                               Number of              Remaining
   Range of Exercise          Outstanding         Contractual Life       Weighted Average
        Prices                 Warrants               (Years)             Exercise Price
------------------------ ---------------------- ---------------------- ----------------------
$ 0.01 to $ 0.50                200,000                  3.3                  $ 0.26
$ 1.00                          527,780                  4.2                  $ 1.00
$ 1.50                          429,700                  3.8                  $ 1.50
$ 2.00                           26,666                  4.3                  $ 2.00
$ 2.50                           45,000                  4.2                  $ 2.50
                                 ------                  ---                  ------
                               1,229,146                 3.9                  $ 1.13


     Stock Options

     The Board approves all issuances of stock options. All stock options expire five years from the grant date. In general, options vest and become exercisable one third on the one year anniversary of the date of grant, and the remainder vest evenly over the two years subsequent to that date.

     The following table summarizes stock option activity for the year ended December 31, 2000:

                                                            2000
                                                                   Wtd Avg
                                                 Options          Exercise
                                               (in 000's)           Price

     Outstanding at Beginning of Year                881          $   1.36
     Granted                                       1,000              1.10
     Exercised                                        --              0.00
     Forfeited                                      (340)             1.63
                                               ----------         --------
     Outstanding at end of year                    1,541          $   1.15
                                               ==========         ========

     Vested Options                                  846          $   0.56
                                               ==========         ========

     Remaining Options available for
     Grant                                         3,459


In June 2000, the Company reduced the exercise price on all its outstanding stock options. As a result, the Company recognized $395,682 in compensation expense in 2000 for the vested portion of these options, and will recognize $933,568 in subsequent periods as these options vest.

The Company accounts for issuances to employees under APB 25, and accordingly, $545,898 of compensation expense, including the amount discussed above, has been recognized for the year ended December 31, 2000.

SFAS 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) risk-free interest rate of 6 percent, which approximates the four-year U.S. Treasury Bill rate at the date of grant, (ii) dividend yield of 0 percent (iii) expected volatility of 80 percent (iv) and an average expected life of the option of four years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                Year Ended
                                               December 31,
                                                   2000
                                               ------------

     Net loss:
       As reported                             $ (8,515,971)
       SFAS 123 pro forma                      $ (8,902,427)

The following table summarizes the weighted average fair value of options granted to employees during the year ended December 31, 2000:

                                                  2000
                                              --------------
Stock Price Greater than Exercise Price
   Weighted Average Fair Value                    $2.98

Stock Price Equal to Exercise Price
   Weighted Average Fair Value                    $0.84

Stock Price Less than Exercise Price
   Weighted Average Fair Value                    $0.82

The following table summarizes information about Company's stock options outstanding as of December 31, 2000:

                            Options Outstanding               Options Exercisable
                            -------------------               -------------------
                            Shares     Wtd. Avg   Wtd. Avg    Options     Wtd. Avg.
Range of Exercise        Outstanding   Remaining  Exercise  Exercisable   Exercise
     Prices               (in 000's)     Life       Price    (in 000's)    Price
     ------              ----------------------------------------------------------

$.25                         350          3.5       $0.25         239          $0.25
$.50                         371          4.3       $0.50         341          $0.50
$.75                         375          4.2       $0.75         185          $0.75
$1.00 to $1.50               445          4.4       $1.05          81          $1.26
                             ---                                   --

                           1,541                                  846          $0.56


11  RELATED PARTIES
-------------------

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the law firm's partners. During 2000, the Company recorded expenses of approximately $123,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $61,000 at December 31, 2000.

During 2000, Q Productions, Inc., whose owners also own 4,800,000 shares of the Company, provided various information technology services to the Company. The Company recorded approximately $930,364 in expenses related to services performed by Q Productions, Inc. for the year ended December 31, 2000. The Company owed Q Productions, Inc. approximately $171,000 at December 31, 2000.
Q Productions, Inc. rented space from Qode.com in 2000 for $43,167 in total.

During 2000, the Company granted 20,000 warrants with an exercise price of $1.00 per share to Q Productions, Inc.

The Company has issued several promissory notes to officers (see Note 3).

12  SUBSEQUENT EVENTS
---------------------

On January 11, 2001, the Company entered into a note purchase agreement with an investor for $300,000, with an interest rate of 18 percent. The principal and interest are due March 1, 2001.

In January 2001, the Company entered into a short-term loan agreement with NeoMedia Technologies, Inc. ("NeoMedia") for the amount of $440,000. The note was forgiven in March 2001 upon the acquisition of substantially all of the Company's assets by NeoMedia.

On March 1, 2001, NeoMedia purchased all of the assets of the Company other than cash including but not limited to, contracts, customer lists, licenses and intellectual property. In consideration for these assets, the Company received 1,676,500 shares of NeoMedia's Common Stock. In addition, NeoMedia issued 274,699 of its Common Stock to certain creditors of the Company, for the repayment of $1,561,037 of debt, forgave the $440,000 short-term note due from the Company (see above paragraph), and assumed approximately $1,407,000 of the Company's liabilities. The 1,676,500 shares paid to the Company are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002.

Notes payable as of December 31, 2000 that were not acquired as part of the March 1, 2001 sale totalled 3,000,000 as of December 31, 2000.

13. SUBSEQUENT EVENTS
    -----------------

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

FINANCIAL STATEMENTS

Qode.com, Inc.
(A Development Stage Enterprise)
Period from March 29, 1999 (inception) to December 31, 1999 with Report of Independent Auditors

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                              Financial Statements

           Period from March 29, 1999 (inception) to December 31, 1999

                                    Contents

Report of Independent
Certified Public Accountants     1

Audited Financial Statements

Balance Sheet                    2
Statement of Operations          3
Statement of Changes in
   Redeemable Preferred Stock
   and Stockholders' Deficit     4
Statement of Cash Flows          5
Notes to Financial Statements    6

              Report of Independent Certified Public Accountants

The Stockholders and Board of Directors
Qode.com, Inc.

We have audited the accompanying balance sheet of Qode.com, Inc. (the Company) (a development stage enterprise) as of December 31, 1999 and the related statement of operations, and statement of changes in redeemable preferred stock and stockholders' deficit, and statement of cash flows for the period from March 29, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period March 29, 1999 (inception) through December 31, 1999, in conformity with accounting standards generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company, which is in the developmental stages has incurred a net operating loss, experienced negative cash flow from operations and has a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

July 21, 2000

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                                  Balance Sheet

                                December 31, 1999

Assets
Current assets:
   Cash and cash equivalents                                                          $   972,487
   Other current assets                                                                    18,151
                                                                                      -----------
Total current assets                                                                      990,638

Property and equipment, net                                                               109,269
Deposits                                                                                   30,229
                                                                                      -----------
Total assets                                                                          $ 1,130,136
                                                                                      ===========

Liabilities, redeemable preferred stock and stockholders' deficit
Current liabilities:
   Accounts payable                                                                   $   151,588
   Accrued expenses                                                                        47,246
   Due to officers                                                                         73,333
                                                                                      -----------
Total current liabilities                                                                 272,167

15% cumulative convertible redeemable preferred stock,
   $.0001 par value, 3,000,000 shares authorized, 2,025,000 shares issued
   and outstanding, liquidation value of $2,221,000                                     2,154,711

Commitments

Stockholders' deficit:
   Common stock, $.0001 par value, 25,000,000 shares authorized,
     8,023,000 shares issued and outstanding                                                  802
   Capital deficiency                                                                     (49,557)
   Deficit accumulated during the development stage                                    (1,247,987)
                                                                                      -----------
Total stockholders' deficit                                                            (1,296,742)
                                                                                      -----------
Total liabilities, redeemable preferred stock and stockholders' deficit               $ 1,130,136
                                                                                      ===========

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations

           Period from March 29, 1999 (inception) to December 31, 1999

Costs and expenses:
   Research and development                                  $   396,242
   Sales and marketing                                            41,975
   General and administrative                                    847,412
                                                             -----------
Total costs and expenses                                       1,285,629
Net interest income                                              (37,642)
                                                             -----------
Net loss                                                      (1,247,987)

Preferred dividends and redemption accretion                    (200,711)
                                                             -----------

Net loss applicable to common stockholders                   $(1,448,698)
                                                             ===========

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                       Statement of Changes in Redeemable
                    Preferred Stock and Stockholders' Deficit

           Period from March 29, 1999 (inception) to December 31, 1999

                                                                                                         Deficit
                                                                                                       Accumulated
                                           Redeemable             Common Stock                         During the        Total
                                            Preferred     -----------------------------   Capital      Development   Stockholders'
                                              Stock           Shares        Amount      Deficiency        Stage         Deficit
                                         ---------------- --------------------------------------------------------------------------


   Issuance of common stock
     on March 29, 1999                     $       --       8,000,000         $800       $      --     $        --      $       800
     (inception)
   Issuance of redeemable
     preferred stock with
     detachable warrants
     valued at $46,000, net
     of issuance costs of                   1,954,000              --           --          46,000              --           46,000
     $25,000
   Issuance of common stock                        --          23,000            2          22,998              --           23,000
   Issuance of warrants in
     exchange for services                         --              --           --          82,156              --           82,156
   Preferred dividends and
     redemption accretion                     200,711              --           --        (200,711)             --         (200,711)

   Net loss                                        --              --           --              --      (1,247,987)      (1,247,987)

                                         ---------------- --------------------------------------------------------------------------

Balance at December 31, 1999               $2,154,711       8,023,000         $802       $ (49,557)    $(1,247,987)     $(1,296,742)

                                         ================ ==========================================================================


See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

           Period from March 29, 1999 (inception) to December 31, 1999

Operating activities
Net loss                                                                                 $(1,247,987)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                              17,522
   Issuance of warrants in exchange for services                                              82,156
   Changes in assets and liabilities:
     Other current assets                                                                    (18,151)
     Deposits                                                                                (30,229)
     Accounts payable                                                                        151,588
     Accrued expenses                                                                         47,246
     Due to officers                                                                          73,333
                                                                                         -----------
Net cash used in operating activities                                                       (924,522)

Investing activities
Purchases of property and equipment                                                         (126,791)
                                                                                         -----------
Net cash used in investing activity                                                         (126,791)

Financing activities
Proceeds from the issuance of redeemable preferred stock,
    net of issuance costs of $25,000                                                       2,000,000
Proceeds from the issuance of common stock                                                    23,800
                                                                                         -----------
Net cash provided by financing activities                                                  2,023,800
                                                                                         -----------

Net increase in cash and cash equivalents                                                    972,487
Cash at beginning of period                                                                     --
                                                                                         -----------
Cash at end of period                                                                    $   972,487
                                                                                         ===========

Supplemental disclosure of cash flow information
Interest paid                                                                            $       171
                                                                                         ===========

Noncash financing and investing activities
Accrued dividends on redeemable preferred stock                                          $   195,997
                                                                                         ===========

Accretion of redeemable preferred stock                                                  $     4,714
                                                                                         ===========

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

           Period from March 29, 1999 (inception) to December 31, 1999

1. Nature of Business

Organization

Qode.com, Inc. (the Company) commenced operations on March 29, 1999 and is incorporated in the state of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting By Development Stage Enterprises. The Company intends to provide manufactures, retailers, advertisers, and users a unique tool for Web site navigation by the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated no revenue to date and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance.

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a limited operating history and intends to significantly increase its operational expenses in fiscal year 2000 to pursue certain sales and marketing plans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty. In fiscal year 2000, the Company plans to raise additional financing from private equity financing. The Company entered into a financing agreement subsequent to year end that will provide the Company with an additional $3 million, see Note 8.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and software are being depreciated over a three year period and furniture and fixtures are being depreciated over a five year period.

Software Development Costs

In accordance with the AICPA SOP No. 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has incurred $259,480 in software development costs for the period from March 29, 1999 (inception) through December 31, 1999. All costs have been expensed since the Company has not entered the application development stage as of December 31, 1999.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the liability method, which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with high quality financial institutions to mitigate this credit risk.

Redeemable Preferred Stock

Redeemable preferred stock is carried at the net consideration to the Company at time of issuance (fair value), increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, paid-in capital (capital deficiency).

Accounting for Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Public Bulletin (APB) Opinion 25, Accounting for Stock Issued to Employees but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



3. Property and Equipment

Property and equipment consists of the following:

                                                              December 31,
                                                                  1999
                                                              ------------

         Computer hardware and software                          $120,791
         Furniture and fixtures                                     6,000
                                                              ------------
                                                                  126,791
         Less accumulated depreciation                            (17,522)
                                                              ------------
                                                                 $109,269
                                                              ============

Depreciation and amortization expense was $17,939 for the period from March 29, 1999 (inception) to December 31, 1999.

4. Income Taxes

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 1999 are as follows:

                                                                  1999
                                                               -----------

         Deferred tax asset:
            Net operating loss carryforward                      $469,050
         Less valuation allowance                                (466,230)
                                                               -----------
         Total deferred tax asset                                $  2,820
                                                               ===========

         Deferred tax liabilities:
            Fixed assets                                         $ (2,820)
                                                               -----------
         Total net deferred taxes                                $      -
                                                               ===========

FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $466,230 valuation allowance at December 31, 1999 is

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



4. Income Taxes (continued)

necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $466,230. At December 31, 1999, the Company has available net operating loss carryforwards of $1,246,478, which expire in the year 2019.

A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 1999 is as follows:

                                                                        1999
                                                                    -----------

         Taxes at the U.S. statutory rate                           $ (424,315)
         State taxes, net of federal benefit                           (44,975)
         Nondeductible items                                             3,060
         Change in valuation allowance                                 466,230
                                                                    -----------
         Total income tax expense                                   $        -
                                                                    ===========

5. Commitments

The Company leases its office facility under a non-cancelable operating lease expiring March 2005. Rental expense was $19,711 for the period from March 29, 1999 (inception) to December 31, 1999.

Lease commitments under these non-cancelable operating leases as of December 31, 1999 are as follows:

         2000                                                         $100,656
         2001                                                          104,682
         2002                                                          108,876
         2003                                                          113,238
         2004                                                          117,768
                                                                     ----------
                                                                      $545,220
                                                                     ==========

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



6. Stockholders' Equity

15% Cumulative Convertible Redeemable Preferred Stock Series A

The Board of Directors has authorized the issuance of up to 3,000,000 shares of Series A 15% $.0001 par value, voting, cumulative, redeemable, convertible, preferred stock (the Preferred Stock) which may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors may declare by resolution. In May 1999, the Company issues 2,025,000 shares of Preferred Stock at $1.00 per share, less issuance costs of $25,000. One detachable warrant was attached to each share of the Preferred Stock. The Preferred Stock was recorded at $1,954,000, net of the value of the detachable warrants which was estimated to be $46,000. The detachable warrants were valued in accordance with SFAS No. 123 at $.23 per share and are convertible into common stock at $1.50 per share. The Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004. As of December 31, 1999, all 2,025,000 shares of the Preferred Stock and related 202,500 detachable warrants remain outstanding.

Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 15% per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 1999 totaled $195,997.

Common Stock

The Company is authorized to issue up to 20,000,000 shares of its $.0001 par value common stock. On March 29, 1999 (inception) the Company received $800 by issuing 8,000,000 shares of its common stock to its founders.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



6. Stockholders' Equity (continued)

Additionally, the Company issued 13,000 shares of common stock to a Company employee in lieu of relocation expense reimbursement of $13,000, and 10,000 shares of common stock to an executive recruiter for a corporate staffing fee of $10,000. These amounts were expensed.

Stock Options and Warrants Granted in Exchange for Services

During 1999, the Company granted 327,200 common stock warrants with an exercise price of $1.50 per share to consultants for certain advisory and consulting services performed during the Company's start-up phase. The warrants vest immediately upon issuance and can be exercised over a five year period. The Company valued the warrants at $82,156 in accordance with SFAS No. 123, and recognized the entire amount as a general and administrative expense in the accompanying statement of operations. The Company had 327,200 warrants outstanding at December 31, 1999.

During 1999, the Company granted 400,000 in common stock options to purchase shares of common stock at an exercise price of $.10 per share to an investment advisor in exchange for investment advisory services. The options expired on June 30, 2000 without being exercised and accordingly no expense has been recorded.

Stock Options

In 1999, the Company's Board of Directors and shareholders approved the 1999 Equity Compensation Plan (the Plan). The Plan provides for the issuance of incentive stock options, nonqualified stock options and restricted stock to directors, officers, and key employees of the Company as well as non-employee directors, advisors, and consultants. The Board administers the Plan. The Company has reserved 5,000,000 shares of common stock to be issued under the Plan.

The exercise price (as established by the Board) of the stock options granted is in excess of fair market value of the Company's Common Stock on the date of the grant. All stock options expire five years from the grant date in 2004. Options granted under the Plan are exercisable as determined by the Board.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



6. Stockholders' Equity (continued)

The following table summarizes stock option activity for the period from March 29, 1999 (inception) to December 31, 1999:

                                                                                   Weighted
                                                                  Number of        Average
                                                                   Shares       Exercise Price
                                                            ------------------------------------

         Outstanding at March 29, 1999 (inception)                          -             $   -
            Granted                                                   880,600              1.36
            Exercised                                                       -                 -
            Forfeited                                                       -                 -
                                                            ------------------------------------
         Outstanding at December 31, 1999                             880,600             $1.36
                                                            ====================================

At December 31, 1999, 142,642 options are exercisable, at a weighted average exercise price of $1.28 per share. The weighted-average remaining contractual life of the options is 4.7 years.

During 1999, all of the stock options issued were granted to employees of the Company. The Company accounts for issuances to employees under APB 25 and accordingly, no compensation cost has been recognized for the period from March 29, 1999 (inception) to December 31, 1999.

SFAS No. 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates equal to the three-year U.S. Treasury Bill rate on the grant date, dividend yield of 0%, expected volatility of 81.1%, and an average expected life of the option of three years.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



6. Stockholders' Equity (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All employee options granted to date vest over a one to three year period. The Company's pro forma information is as follows:

                                                         Period from
                                                       March 29, 1999
                                                       (inception) to
                                                      December 31, 1999
                                                    ---------------------
         Net loss:
            As reported                             $(1,247,987)
            SFAS No. 123 pro forma                  $(1,305,831)

The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock is less than the exercise price is $0.29 per share. The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock equals the exercise price is $0.47 per share.

Shares Reserved for Future Issuance

At December 31, 1999, the Company has reserved the following shares of stock for issuance:

Common stock                                                  11,977,000
Convertible preferred stock                                      975,000
                                                           --------------
                                                              12,952,000

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



7. Related Parties

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the firm's partners. During 1999, the Company recorded expenses of approximately $32,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $3,000 at December 31, 1999.

During 1999, Q Productions, Inc. provided various information technology services to the Company. Two owners of Q Productions, Inc. also aggregately own 4,800,000 shares of the Company. The Company recorded approximately $129,000 in expenses related to services performed by Q Productions, Inc. The Company owed Q Productions, Inc. approximately $97,000 at December 31, 1999.

8. Subsequent Events

On January 18, 2000, the Company issued a convertible subordinated promissory note for $3 million with a fixed interest rate of 12% to Novus Holding Corporation. Principal and accrued interest on the note are payable upon the earlier of a) the day immediately following the closing of financing or successive financings which cumulatively aggregate proceeds of $10,000,000 or b) 180 days from the date of the note. The debt is convertible into common stock at a price equal to 85% of the purchase price per share paid by investors in the next financing or successive financings of $5,000,000 or more.

On February 11, 2000, the Company entered into a letter of intent with a major supplier to produce portable bar code scanning devices in exchange for payments ranging from $32,000,000 to $35,000,000 over a 16 month period commencing April 28, 2000 through August 1, 2001.

On March 15, 2000, the Company entered into a two year term note with a major lender. The principal amount of the note was $42,500 with a fixed interest rate of 11%. Principal and interest payments of $1,984 are due monthly through maturity on March 15, 2002.

On March 24, 2000, the Company obtained a letter of credit for $1,400,000 with the lender of their term note.

                                Qode.com, Inc.
                       (A Development Stage Enterprise)

                   Notes to Financial Statements (continued)



8. Subsequent Events (continued)

On March 27, 2000, the Company entered into a consulting agreement with a consultant for a five month period in return for 250,000 common stock options convertible into the Company's common stock. The options have a term of five years and an exercise price of $2 per share. 125,000 options vest 45 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. The remaining 125,000 options vest 90 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. Additionally, the Company will pay the consultants $100,000 over the period of the contract.

On May 22, 2000, the Board of Directors authorized the issuance of 1,500,000 shares of Series U Convertible Preferred Stock (the Series U Preferred Stock). Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 8% per annum. The Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, into one share of the Company's common stock for each share of the Company's Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. In the event of the closing of the next financing of $4,000,000 or more within 90 days from the authorization of the Series U Preferred Stock, the holder of the Series U Preferred Stock shall have the right to convert all Series U Preferred Shares into a number of shares of stock issued in the next financing which represents the equivalent amount for the consideration paid for the Series U Preferred Stock. The Series U Preferred Stock has a liquidation preference of $2.00 per share. On May 22, 2000, the Company entered into an agreement for the issuance of 1,500,000 shares of Series U Preferred Stock in exchange for $3,000,000. The shares will be issued in three separate financings. The initial 500,000 shares are to be issued on the date of the agreement. The next 500,000 shares are to be issued upon the Company meeting certain performance goals defined in the agreement. The remaining 500,000 shares are to be issued, not earlier than August 1, 2000 nor later than October 15, 2000, upon the Company meeting certain performance goals defined in the agreement.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations give effect to the acquisition by Neomedia Technologies, Inc. of the assets of Qode.com, Inc. The pro forma condensed combined statement of operations for the year December 31, 2000 gives effect to the acquisition as if it had occurred as of January 1, 2000, combining the results of Neomedia Technologies, Inc. for the year ended December 31, 2000 with those of the same period for Qode.com, Inc. The pro-forma condensed combined statement of operations for the three months ended March 31, 2001, gives effect to the acquisition as if it had occurred as of January 1, 2001, combining the results of NeoMedia Technologies, Inc. for the three months ended March 31, 2001 with those of Qode.com, Inc. through the acquisition date. The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what our results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of our results of operations for any future period. The pro forma financial statements should be read in conjunction with the separate historical financial statements and footnotes of Neomedia Technologies, Inc. and Qode.com, Inc.

                                Qode.com, Inc.

      Pro-forma Condensed Combined Consolidated Statement of Operations
                     For the year ended December 31, 2000
                     (In thousands, except per share data)


                                                                                                    Pro-forma           Pro-forma
                                                                 NeoMedia          Qode.com         Adjustments          Combined
                                                              ------------       ------------       -----------        ----------
Revenue

   License fees                                               $      8,417       $         --       $         --       $      8,417
   Resales of software and technology
       equipment and service fees                                   19,148                212                 --             19,360
                                                              ------------       ------------       ------------       ------------
     Total Revenue                                                  27,565                212                 --             27,777

Cost of goods sold
   License fees                                                      1,296                 --                 --              1,296
   Resales of software and technology                               17,237                213                 --             17,450
                                                              ------------       ------------       ------------       ------------
     Total cost of goods sold                                       18,533                213                 --             18,746

Gross profit                                                         9,032                 (1)                --              9,031

Selling & marketing expense                                          6,504                557                 --              7,061
General & administrative expense                                     7,010              5,839                (27)(a)         12,822
Research & development expense                                       1,101              1,110                 --              2,211
                                                              ------------       ------------       ------------       ------------

Loss from operations                                                (5,583)            (7,507)                27            (13,063)

Interest expense/(income)                                             (174)             1,009                 --                835
                                                              ------------       ------------       ------------       ------------

Net loss                                                            (5,409)            (8,516)                27            (13,898)

Dividends & accretion                                                   --                371                 --                371
                                                              ------------       ------------       ------------       ------------

Net income applicable to common shareholders                  $     (5,409)      $     (8,887)      $         27       $    (14,269)

Loss per share                                                $      (0.39)             (1.11)                         $      (1.00)

Weighted average shares outstanding                             13,931,104          8,023,000                            14,205,803

Pro-forma adjustments
--------------------
        (a)   adjustment of amortization of assets

                          NeoMedia Technologies, Inc.
       Pro-forma Condensed Combined Consolidated Statement of Operations
                   For the three months ended March 31, 2001
                     (in thousands, except per share data)


                                                                                                     Pro-forma           Pro-forma
                                                                 NeoMedia          Qode.com         Adjustments          Combined
                                                                ---------          --------         -----------          --------
Revenue

   License fees                                                $      109         $     -                               $     109
   Resales of software and technology
     equipment and service fees                                     1,429                86                                 1,515
                                                               ----------         ---------         -----------        ----------
      Total Revenue                                                 1,538                86                 -               1,624

Cost of Goods Sold
   License fees                                                       731               -                   -                 731
   Resales of software and technology
     equipment and service fees                                     1,221                34                                 1,255
                                                               ----------         ---------         -----------        ----------
      Total cost of goods sold                                      1,952                34                 -               1,986

Gross Profit                                                         (414)               52                 -                (362)

Selling & marketing expense                                           962               -                                     962
General & administrative expense                                    1,743             1,711                 (27)(a)         3,427
Research & development expense                                        337               -                                     337
                                                               ----------         ---------         -----------        ----------

Loss from operations                                               (3,456)           (1,659)                 27            (5,088)

Interest expense (income)                                             (31)               89                                    58

Net loss                                                       $   (3,425)        $  (1,748)        $        27          $ (5,146)

Dividends & accretion expense                                           -                71                 -                  71

Net loss applicable to common shareholders                     $   (3,425)        $  (1,819)        $        27          $ (5,217)
                                                               ==========         =========                            ==========
Loss per share                                                 $    (0.24)        $   (0.23)                             $  (0.35)
                                                               ==========         =========         ===========        ==========
Weighted average shares outstanding                            14,540,380         8,023,000                            14,723,513
                                                               ==========         =========         ===========        ==========


Pro-forma adjustments
--------------------
(a) - adjustment of amortization of assets

      NeoMedia Financials for the Quarters Ended March 31, 2001 and 2000
      ------------------------------------------------------------------

                 NeoMedia Technologies, Inc. and Subsidiaries
                     Condensed Consolidated Balance Sheets
                       (In thousands, except share data)

                                                                                    March 31,     December 31,
                                                                                      2001           2000
                                                                                    --------      ------------
ASSETS                                                                             (Unaudited)
Current assets:
 Cash and cash equivalents.......................................................    $  2,679       $  4,453
 Restricted cash.................................................................         600            750
 Trade accounts receivable, net of allowance for doubtful
   accounts of $548 in 2001 and $484 in 2000.....................................       1,295          1,870
 Digital Convergence receivable..................................................       6,644          7,644
 Costs and estimated earnings in excess of billings on
   uncompleted contracts.........................................................          --             89
 Inventories.....................................................................         260            116
 Available for sale securities Digital Convergence...............................       1,000             --
 Prepaid expenses and other current assets.......................................       1,138            946
                                                                                     --------       --------

     Total current assets........................................................      13,616         15,868
                                                                                     --------       --------

Property and equipment, net......................................................       1,284            365
Digital Convergence receivable, net of current portion...........................       2,572         10,288
Prepaid - Digital Convergence....................................................       3,998          4,116
Intangible assets, net...........................................................      11,574          9,043
Other long-term assets...........................................................         915            914
                                                                                     --------       --------

     Total assets................................................................    $ 33,959       $ 40,594
                                                                                     ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................................................    $  2,851       $  2,301
 Accrued expenses................................................................       2,692          2,691
 Current portion of long-term debt...............................................         280            137
 Sales taxes payable.............................................................         192            261
 Billings in excess of costs and estimated earnings on
   uncompleted contracts.........................................................          15             49
 Deferred revenues - Digital Convergence.........................................         772          1,543
 Deferred revenues...............................................................         525            449
 Other...........................................................................          22             11
                                                                                     --------       --------

     Total current liabilities...................................................       7,349          7,442
                                                                                     --------       --------

Long-term debt, net of current portion...........................................         922            539
Long-term deferred revenues - Digital Convergence................................       6,558         13,503
                                                                                     --------       --------

     Total liabilities...........................................................      14,829         21,484
                                                                                     --------       --------

Shareholders' equity:
 Preferred stock, $.01 par value, 10,000,000 shares
   authorized, none issued or outstanding........................................          --             --
 Common stock, $.01 par value, 50,000,000 shares
   authorized, 17,110,893 shares issued and 15,233,163 outstanding
   in 2001 and 14,460,384 shares issued and outstanding in 2000..................         154            145
 Additional paid-in capital......................................................      61,055         57,619
 Accumulated deficit.............................................................     (41,300)       (37,875)
 Treasury stock, at cost, 201,230 shares of common stock.........................        (779)          (779)
                                                                                     --------       --------

     Total shareholders' equity..................................................      19,130         19,110
                                                                                     --------       --------

         Total liabilities and shareholders' equity..............................    $ 33,959       $ 40,594
                                                                                     ========       ========

   The accompanying notes are an integral part of these condensed consolidated balance sheets.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                          Three months Ended March 31,
                                                                         -----------------------------
                                                                             2001           2000
                                                                         ------------   --------------
NET SALES:
 License fees........................................................     $       109      $       208
 Resale of software and technology equipment and service fees........           1,429            3,886
                                                                          -----------      -----------
     Total net sales.................................................           1,538            4,094
                                                                          -----------      -----------

COST OF SALES:
 License fees........................................................             731              216
 Resale of software and technology equipment and service fees........           1,221            3,338
                                                                          -----------      -----------
     Total cost of sales.............................................           1,952            3,554
                                                                          -----------      -----------

GROSS MARGIN.........................................................            (414)             540

Sales and marketing expenses.........................................             962            1,264
General and administrative expenses..................................           1,743            1,396
Research and development costs.......................................             337              335
                                                                          -----------      -----------
Loss from operations.................................................          (3,456)          (2,455)
Interest income, net.................................................             (31)             (19)
                                                                          -----------      -----------
NET LOSS.............................................................     $    (3,425)     $    (2,436)
                                                                          ===========      ===========
NET LOSS PER SHARE--BASIC AND DILUTED................................     $     (0.24)     $     (0.19)
                                                                          ===========      ===========
Weighted average number of common shares--basic......................      14,540,380       12,752,000
                                                                          ===========      ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                    Three Months Ended March 31,
                                                                                    ----------------------------
                                                                                       2001              2000
                                                                                    ---------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss......................................................................      $  (3,425)         $  (2,436)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization................................................            848                391
 Loss on disposal of property and equipment...................................             --                  7
 Options issued to directors..................................................             50                 --
 Changes in operating assets and liabilities
   Trade accounts receivable..................................................            580              1,777
   Prepaid - Digital Convergence..............................................            118
   Costs and estimates earnings in excess of billings on
     uncompleted contracts....................................................             89                 (8)
   Other current assets.......................................................           (114)                28

   Accounts payable and accrued expenses......................................           (354)            (2,234)
   Billings in excess of costs and estimates earnings on
     uncompleted contracts....................................................            (34)              (131)
   Deferred revenue...........................................................             76                 43
   Other current liabilities..................................................             11                 (1)
                                                                                    ---------          ---------
     Net cash used in operating activities....................................         (2,155)            (2,564)
                                                                                    ---------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development and purchased intangible assets........         (1,698)              (386)
Acquisition of property and equipment.........................................            (73)               (27)
                                                                                    ---------          ---------
     Net cash used in investing activities....................................         (1,771)              (413)
                                                                                    ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock
  net of $10 issuance costs in 2001 and $74 in 2000...........................          1,535              9,154
Net proceeds from exercise of stock warrants..................................            361              2,786
Net proceeds from exercise of stock options...................................            139                234
Change in restricted cash.....................................................            150                 --
Repayments on notes payable and long-term debt................................            (33)              (530)
                                                                                    ---------          ---------
     Net cash provided by financing activities................................          2,152             11,644
                                                                                    ---------          ---------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.........................................................         (1,774)             8,667
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..................................          4,453              2,460
                                                                                    ---------          ---------
CASH AND CASH EQUIVALENTS, END OF YEAR........................................      $   2,679          $  11,127
                                                                                    =========          =========

SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid during the quarter.............................................             25                (35)
 Non-cash activities:
   Net assets acquired as part of Qode purchase agreement in exchange for
   common stock and forgiveness of note.......................................          1,800                 --
   Write-down of Digital Convergence stock receivable against
      Deferred Revenue - Digital Convergence..................................          7,716                 --

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 NeoMedia Technologies, Inc. and Subsidiaries
        Unaudited Notes to Condensed Consolidated Financial Statements

1.   Basis of Presentation and Nature of Business Operations

Basis of Presentation

     The condensed consolidated financial statements include the financial statements of NeoMedia Technologies, Inc. and its wholly-owned subsidiaries.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. These condensed consolidated financial statements and related notes should be read in conjunction with the Company's Form 10-KSB for the fiscal year ended December 31, 2000. In the opinion of management, these condensed consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position of NeoMedia as of March 31, 2001 and December 31, 2000, and the results of operations for the three months ended March 31, 2001 and 2000, and cash flows for the three months ended March 31, 2001 and 2000. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results which may be expected for the entire fiscal year. All significant intercompany accounts and transactions have been eliminated in preparation of the condensed consolidated financial statements.

     The Company has recognized revenue derived from its intellectual property license contract with Digital Convergence (DC) executed in October 2000, based on management's current estimates of total receipts under the first year of the DC contract, ratably over the contract year.

PURCHASE OF QODE.COM, INC.

     On March 1, 2001, NeoMedia purchased all of the net assets of Qode.com,Inc.
(Qode), accept for cash. Qode is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". The Company intends to provide manufacturers, retailers, advertisers and users a unique tool for website navigation through the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology. In consideration for these assets, NeoMedia issued 1,676,500 shares of the Company's common stock to Qode, valued At $8,298,675, issued 274,699 of the Company's Common Stock to certain debtholders of Qode, valued at $1,359,760, forgave a $440,000 short term note to the Company, and assumed $836,000 of Qode payables. The 1,676,500 shares paid to Qode are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002, and therefore are not reflected in the accompanying financial statements. As a result of the acquisition, the Company acquired substantially all of Qode's assets, including but not limited to the Qode Universal Commerce Solution, customer lists, licenses, intellectual property and certain contracts.

     The Company accounted for this purchase using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The allocation of the purchase price is considered preliminary because the Company is in the process of valuing the intangibles received. The excess fair market value of the net assets acquired over the purchase price was allocated to reduce proportionately the values assigned to noncurrent assets. The accompanying consolidated statements of operations include the operations of Qode from March 1, 2001, through March 31, 2001.

     Pro forms results of operations as though the companies had combined at the beginning of the period is as follows:


                                          THREE MONTHS ENDED
                                          ------------------
                                   March 31, 2001     March 31, 2000
                                   --------------     --------------

Revenue                            $        1,624     $        4,094
Net Income (loss)                          (5,217)            (3,970)
EPS - basic and diluted            $        (0.35)    $        (0.31)

Nature of Business Operations

     The Company is structured and evaluated by its Board of Directors and Management as two distinct business units:

          NeoMedia Application Services (NAS) (formerly named NeoMedia ASP), and

          NeoMedia Consulting and Integration Services (NCIS) (formerly named NeoMedia SI)

NeoMedia Application Services (NAS)

     NAS is the Company's core business and is based in the US, with development and operating facilities in Fort Myers, Florida and contracted network support provided in Herndon, Virginia. NAS develops and supports all of the Company's core technology as well as its suite of application service provider services including its linking "switch" and its application platforms including PaperClick(TM) and the Qode Service. NAS also provides the contract systems integration resources needed to design and build custom customer solutions predicated on the Company's infrastructure technology.

NeoMedia Consulting and Integration Services (NCIS)

     NCIS is the original business line upon which the Company was organized. NCIS resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through the efforts of its Integrated Document Factory (IDF) consulting team. NCIS also identifies prospects for custom applications based on the NeoMedia's NAS products and services. The operations are based in Lisle, Illinois and Monterrey, Mexico.

Reclassifications

     Certain amounts in the 2000 condensed consolidated financial statements have been reclassified to conform to the 2001 presentation.

Recent Accounting Pronouncements

     In June of 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The FASB later issued in June 1999 SFAS No. 137, which deferred the effective date for SFAS No. 133 to all fiscal years beginning after June 15, 2000, with earlier application encouraged. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of SFAS No. 133 did not have an impact on the Company's financial position or results of operations

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

2.   Liquidity and Capital Resources

     The accompanying unaudited financial statements have been prepared assuming the Company will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern. The Company has been advised by its independent certified public accountants that if this contingency has not been resolved prior to the completion of their audit of the Company's financial statements for the year ending December 31, 2001, their auditors' report on those financial statements may be modified for that contingency. Based on current operating budgets, management does not anticipate having sufficient cash on hand or available through current lending arrangements to fund operations. To address this funding need, the Company's management is seeking to raise funds through private placements and a warrant repricing program, as well as decrease cash outflow through expense reductions. Management believes that the funds generated by these transactions will be sufficient to fund operations for at least 12 months. In the event all the funding is not received, management believes it can revise its operating plan to such a level that the Company will be able to fund operations for the next 12 months. During the first quarter of 2001, the Company has successfully obtained approximately $1.5 million of equity financing and $0.5 million from exercises of warrants and employee stock options.

     Net cash used in operating activities for the three months ended March 31, 2001 and 2000, was $2.2 million and $2.6 million, respectively. During 2001, trade accounts receivable inclusive of costs in excess of billings decreased $0.7 million, while accounts payable and accrued expenses and deferred revenue decreased $0.3 million. During 2001, trade accounts receivable inclusive of costs in excess of billings decreased $1.6 million, while accounts payable and accrued expenses and deferred revenue decreased $2.2 million. NeoMedia's net cash flow used in investing activities for the three months ended March 31, 2001 and 2000, was $1.8 million and $0.4 million, respectively.

     Net cash provided by financing activities for the three months ended March 31, 2001 and 2000, was $2.0 million and $11.6 million, respectively. The decrease was due to $12.2 million raised during the first quarter of 2000 through the issuance of common stock, as well as the exercise of warrants and stock options.

3. Subsequent Events

     On July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license the companies' intellectual property. The terms of the agreement also call for NeoMedia to acquire AirClic's Connect2 comparison shopping business unit, which will be combined with NeoMedia's Qode business unit. Under the terms of the agreement, NeoMedia will obtain a shareholder interest in AirClic and issue a significant equity interest to AirClic, which could exceed 50% of NeoMedia's outstanding equity securities. AirClic will also lend NeoMedia $1 million by July 18, 2001, under a secured note, and an additional $1 million to be advanced upon completion of the definitive agreements. Under the terms of the agreement, AirClic will also receive, upon closing, shareholder voting rights and board of directors seats that represent a majority of those rights and seats. The transaction is subject to negotiation and completion of the final agreements and to board of directors and shareholders consent.

     The Company entered into an agreement with a competitor, Digital:Convergence Corporation, in October 2000 granting them a worldwide, non-exclusive license of our extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. The Company recognized $7.8 million of revenue in 2000 related to this contract, including a $5 million cash payment made to us in October for royalties earned before contract execution and $2.5 million related to the $10 million of payments in DC common stock and cash expected to be received in the first year of the contract. As part of the contract, the Company issued to DC a warrant to purchase 1.4 million shares of NeoMedia common stock. (See footnote 2 of the December 31, 2000 financial statements)

     In the first quarter of 2001, DC issued us an interest bearing $3 million note payable in lieu of a $ 3 million cash payment due in January 2001. The Company also received $2 million of DC stock in January as part of the $5 million payment due. The note was originally due on April 24, 2001, however, on that date the Company agreed to extend it until June 24, 2001. As a result of this extended payment, we did not recognize royalty revenue in the first quarter 2001. The Company also partially wrote down, in the first quarter of 2001, the value of the DC stock receivable and DC stock we had already received to a value that we believed was reasonable at the time. The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The DC stock was valued at $1 million and the DC receivable was valued at $9.2 million.

     In April 2001, the Company received an additional $5 million in DC stock based on the valuation formula stipulated in the contract. We valued this stock at $2.5 million upon receipt.

     Also in April, we have entered into an agreement with DC whereby for a period from the date of the registration until October 24, 2001, if we identify a purchaser for our shares, DC will exercise the warrant to purchase
1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds made by DC on the sale of the common stock shall be paid to us toward repayment of DC's obligations under the note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise. Because the exercise of the warrants at this reduced price is contingent upon us finding a purchaser, the value of this repricing will be measured and recorded at that time.

     DC did not pay the note that was due on June 24, 2001. On June 26, 2001, the Company filed a $3 million lawsuit against DC for breach of contract regarding the $3 million promissory note. We also learned in June that DC's capital raising efforts and business operations were having difficulty and decided to write down the remaining net asset value of all amounts related to DC on our balance sheet. Net assets consisted of $14.7 million of assets and $7.3 million of liabilities as of March 31, 2001. The Company will take a one-time non-cash $7.4 million charge against net assets relating to the contract with DC in the second quarter, which ends June 30, 2001. Any future revenues related to this contract will be recorded as received.

In June 2001, our compensation committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced our bonus payout by approximately $1.1 million. This will be recorded as a negative expense in the second quarter of 2001.

In June 2001, the Company announced that the Company entered into a one-year license agreement with About.com to provide our Qode Commerce SolutionTM to About.com's estimated 36 million worldwide users. NeoMedia and About will be promoting the co-branded shopping service throughout the About network. As part of the emerging About and NeoMedia relationship, About will receive a value of $1 million in NeoMedia preferred stock. The expense will be recorded in the second quarter 2001 based on the value of the stock on the date About.com's performance is complete.

The Preferred Stock issued to About.com is a new series, Series A Convertible Preferred Stock (the "Preferred Stock"), which consists of 500,000 authorized shares, par value $0.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, are the same as common stock except as follows: The holders of preferred stock have the right to convert, at the holder's option, once the underlying common stock has been registered Preferred Stock into common shares on a one-to-one ratio. The Preferred Stock converts automatically on January 2, 2002. The Preferred Stock has liquidation rights upon liquidation or dissolution of the Company.

In June 2001, the Board of Directors' approved the issuance of 414,000 warrants for Charles W. Fritz, NeoMedia's Chairman, CEO, and president at a exercise price of $2.09.

In May 2001, we repriced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which will expire at the end of 2001. The repricing program allows the warrant exercise price to be reduced to 33 percent of the closing sale price of our common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock is at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement. The value given to the warrant holders as result of this repricing will be measured and recorded using variable accounting.

          In April, 2001, the former President and director of NeoMedia filed a lawsuit against NeoMedia and several of our directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that the Company breached the employment agreement. The individual's employment with NeoMedia ended in January, 2001. NeoMedia believes the claim is without merit and intends to vigorously defend itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated.

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

      NeoMedia Financials for the Years Ended December 31, 2000 and 1999
      ------------------------------------------------------------------

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To NeoMedia Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of NeoMedia Technologies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoMedia Technologies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/ Arthur Andersen LLP

Tampa, Florida
March 30, 2001 (except with respect
                to the matters discussed
                in Note 17, as to which
                the date is July 3, 2001)

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                               December 31,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents................................  $  4,453  $  2,460
  Restricted cash..........................................       750       944
  Short-term investments...................................       --        150
  Trade accounts receivable, net of allowance for doubtful
   accounts of $484 in 2000 and $888 in 1999...............     4,370     3,419
  Digital Convergence receivable...........................     5,144       --
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...................................        89       --
  Inventories..............................................       116        57
  Prepaid expenses and other current assets................       946       264
                                                             --------  --------
   Total current assets....................................    15,868     7,294
                                                             --------  --------
Property and equipment, net................................       365       545
Digital Convergence receivable, net of current portion.....    10,288       --
Prepaid--Digital Convergence...............................     4,116       --
Intangible assets, net.....................................     9,043     5,296
Other long-term assets.....................................       914       522
                                                             --------  --------
   Total assets............................................  $ 40,594  $ 13,657
                                                             ========  ========

           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

Current liabilities:
  Accounts payable.........................................  $  2,301  $  4,892
  Accrued expenses.........................................     2,691       720
  Stock liability..........................................       --      1,863
  Current portion of long-term debt........................       137       625
  Sales taxes payable......................................       261       454
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...................................        49       131
  Deferred revenues--Digital Convergence...................     1,543       --
  Deferred revenues........................................       449       265
  Other....................................................        11        11
                                                             --------  --------
   Total current liabilities...............................     7,442     8,961
                                                             --------  --------
Long-term debt, net of current portion.....................       539       676
Long-term deferred revenues--Digital Convergence...........    13,503       --
                                                             --------  --------
   Total liabilities.......................................    21,484     9,637
                                                             --------  --------
Shareholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
   authorized, none issued or outstanding..................       --        --
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 14,460,384 shares issued and outstanding in
   2000 and 12,398,389 shares issued and 12,023,389
   outstanding in 1999.....................................       145       119
Additional paid-in capital.................................    57,619    36,367
Accumulated deficit........................................   (37,875)  (32,466)
Treasury stock, at cost, 201,230 shares of common stock....      (779)      --
                                                             --------  --------
   Total shareholders' equity..............................    19,110     4,020
                                                             --------  --------
   Total liabilities and shareholders' equity..............  $ 40,594  $ 13,657
                                                             ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                       Years Ended December
                                                                31,
                                                      ------------------------
                                                         2000         1999
                                                      -----------  -----------
NET SALES:
  License fees....................................... $     8,417  $     2,430
  Resales of software and technology equipment and
   service fees......................................      19,148       22,826
                                                      -----------  -----------
    Total net sales..................................      27,565       25,256
                                                      -----------  -----------
COST OF SALES:
  License fees.......................................       1,296        1,790
  Resales of software and technology equipment and
   service fees......................................      17,237       20,680
                                                      -----------  -----------
    Total cost of sales..............................      18,533       22,470
                                                      -----------  -----------
GROSS PROFIT.........................................       9,032        2,786
Sales and marketing expenses.........................       6,504        6,765
General and administrative expenses..................       7,010        5,281
Research and development costs.......................       1,101          986
                                                      -----------  -----------
Loss from operations.................................      (5,583)     (10,246)
Interest (income) expense, net.......................        (174)         226
                                                      -----------  -----------
NET LOSS............................................. $    (5,409) $   (10,472)
                                                      ===========  ===========
NET LOSS PER SHARE--BASIC AND DILUTED................ $     (0.39) $     (1.01)
                                                      ===========  ===========
Weighted average number of common shares--basic and
 diluted.............................................  13,931,104   10,377,478
                                                      ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Years Ended
                                                               December 31,
                                                             -----------------
                                                              2000      1999
                                                             -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................  $(5,409) $(10,472)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization............................    2,336     2,029
  Loss on disposal of property and equipment...............       58       --
  Fair value of stock based compensation granted for
   professional services...................................      437        28
  Changes in operating assets and liabilities
   Trade accounts receivable, net..........................    1,548     2,271
   Digital Convergence receivable..........................   (2,767)      --
   Costs and estimates earnings in excess of billings on
    uncompleted contracts..................................      (89)      222
   Other current assets....................................     (121)      382
   Other long-term assets..................................     (194)      --
   Accounts payable, accrued expenses and stock liability..   (2,676)   (1,286)
   Billings in excess of costs and estimates earnings on
    uncompleted contracts..................................      (82)      131
   Deferred revenue........................................      184      (391)
   Other current liabilities...............................      --         76
                                                             -------  --------
     Net cash used in operating activities.................   (6,775)   (7,010)
                                                             -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development and purchased
 intangible assets.........................................   (2,317)   (1,470)
Increase in cash surrender value of life insurance.........     (199)     (522)
Acquisition of property and equipment......................     (123)     (127)
                                                             -------  --------
     Net cash used in investing activities.................   (2,639)   (2,119)
                                                             -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock net of issuance
 costs of $74 in 2000 and $148 in 1999.....................    9,203     8,172
Net proceeds from exercise of stock warrants...............    2,877        75
Net proceeds from exercise of stock options................      537     1,061
Common stock repurchased...................................     (779)      --
Borrowings under notes payable and long-term debt..........      --      2,000
Change in restricted cash..................................      194      (194)
Repayments on notes payable and long-term debt.............     (625)     (125)
                                                             -------  --------
     Net cash provided by financing activities.............   11,407    10,989
                                                             -------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................    1,993     1,860
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............    2,460       600
                                                             -------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................  $ 4,453  $  2,460
                                                             =======  ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid during the year............................  $   170  $    146
  Non-cash investing and financing activities:
   Daystar assets purchased with shares of common stock....    3,520       --
   Conversion of short-term debt to equity.................      --      2,000
   Issuance costs for shares issued through private
    placements.............................................       96       112
   Stock liability due upon issuance of patent.............      --      1,863
   Warrants issued for DC license contract.................    4,704       --
   Deferred revenue relating to DC license contract........   15,432       --

  The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands, except share data)

                                                                                    Total
                            Common Stock    Additional             Treasury Stock   Share-
                          -----------------  Paid-in   Accumulated --------------  holders'
                            Shares   Amount  Capital     Deficit   Shares  Amount   Equity
                          ---------- ------ ---------- ----------- ------- ------  --------
BALANCE, DECEMBER 31,
 1998...................   8,699,080  $ 87   $25,168    $ (21,994)     --    --    $  3,261
Exercise of employee
 options................     611,854     6     1,055          --       --    --       1,061
Issuance of common stock
 through private
 placement, net of $260
 of issuance costs......   1,978,794    20     8,039          --       --    --       8,059
Fair value of warrants
 issued for professional
 services rendered......         --    --         28          --       --    --          28
Exercise of warrants....     231,764     1        74          --       --    --          75
Fair value of stock
 granted in conjunction
 with financing.........     501,897     5     2,003          --       --    --       2,008
Net Loss................         --    --        --       (10,472)     --    --     (10,472)
                          ----------  ----   -------    ---------  ------- -----   --------
BALANCE, DECEMBER 31,
 1999...................  12,023,389   119    36,367      (32,466)     --    --       4,020
                          ----------  ----   -------    ---------  ------- -----   --------
Exercise of employee
 options................     182,787     2       535          --       --    --         537
Issuance of common stock
 through private
 placement, net of $170
 of issuance costs......   1,415,279    15     9,188          --       --    --       9,203
Fair value of options
 issued for professional
 services rendered......         --    --        253          --       --    --         253
Fair value of stock
 issued for professional
 services rendered......      21,500     1       183          --       --    --         184
Fair value of options
 issued related to
 license agreement with
 Digital Convergence....         --    --      4,704          --       --    --       4,704
Exercise of warrants....     495,600     5     2,872          --       --    --       2,877
Stock issued to purchase
 assets.................     321,829     3     3,517          --       --    --       3,520
Treasury Stock, at
 cost...................         --    --        --           --   201,230  (779)      (779)
Net Loss................         --    --        --        (5,409)     --    --      (5,409)
                          ----------  ----   -------    ---------  ------- -----   --------
BALANCE, DECEMBER 31,
 2000...................  14,460,384  $145   $57,619    $ (37,875) 201,230 $(779)  $ 19,110
                          ==========  ====   =======    =========  ======= =====   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND NATURE OF BUSINESS OPERATIONS

Basis of Presentation

The consolidated financial statements include the financial statements of NeoMedia Technologies, Inc. and its wholly-owned subsidiaries, NeoMedia Migration, Inc., a Delaware corporation; Distribuidora Vallarta, S.A. incorporated in Guatemala; NeoMedia Technologies of Canada, Inc. incorporated in Canada; NeoMedia Tech, Inc. incorporated in Delaware; NeoMedia EDV GmbH incorporated in Austria; NeoMedia Technologies Holding Company B.V. incorporated in the Netherlands; NeoMedia Technologies de Mexico S.A. de C.V. incorporated in Mexico; NeoMedia Migration de Mexico S.A. de C.V. incorporated in Mexico; NeoMedia Technologies do Brasil Ltd. incorporated in Brazil and NeoMedia Technologies UK Limited incorporated in the United Kingdom, and are collectively referred to as "NeoMedia" or the "Company" or "We". The consolidated financial statements of NeoMedia are presented on a consolidated basis for all periods presented. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

Nature of Business Operations

The Company is structured and evaluated by its Board of Directors and Management as two distinct business units:

  NeoMedia Application Services (NAS) (formerly known as NeoMedia ASP), and

  NeoMedia Consulting and Integration Services (NCIS) (formerly known as NeoMedia SI)

NeoMedia Application Services (NAS)

NAS is the Company's core business and is based in the US, with development and operating facilities in Fort Myers, Florida and contracted network support provided in the greater Washington D.C. metropolitan area. NAS develops and supports all of the Company's core technology as well as its suite of application service provider services including its linking "switch" and its application platforms including PaperClick(TM). NAS also provides the contract systems integration resources needed to design and build custom customer solutions predicated on the Company's infrastructure technology.

NeoMedia Consulting and Integration Services (NCIS)

NCIS is the original business line upon which the Company was organized. NCIS resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through the efforts of its Integrated Document Factory (IDF) consulting team. NCIS also identifies prospects for custom applications based on the NeoMedia's NAS products and services. The operations are based in Lisle, Illinois and Monterey, Mexico.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For the purposes of the consolidated balance sheets and consolidated statements of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

License fees, represent revenue from the licensing of NeoMedia's proprietary software tools, applications products and intellectual property. NeoMedia licenses its development tools and application products pursuant to non-exclusive and non-transferable license agreements. Resales of software and technology equipment represent revenue from the resale of purchased third party hardware and software products and from consulting, education, maintenance and post contract customer support services.

Under American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended, license revenue is recognized if persuasive evidence of an agreement exists, delivery has occurred, pricing is fixed and determinable, and collectibility is probable.

Software and technology equipment resale revenue is recognized when all of the components necessary to run software or hardware have been shipped and only insignificant post-delivery obligations remain. Historically, product returns and allowances have been insignificant. Service revenues include maintenance fees for providing system updates for software products, user documentation and technical support and are recognized over the life of the contract. Software license revenue from long-term contracts has been recognized on a percentage of completion basis, along with the associated services being provided. Other service revenues, including training and consulting, are recognized as the services are performed.

On October 18, 2000, NeoMedia entered into a ten-year license agreement with Digital:Convergence Corporation (DC). The contract specifies non-refundable, minimum royalties of $10 million each year payable in a combination of cash and DC common stock. Additional royalties may be due dependent on whether DC's annual gross revenues exceed certain thresholds. The royalties are being recognized as revenue evenly over the life of the ten-year contract. During 2000, the company recognized $5 million for royalties earned before contract execution (paid in cash in 2000) and $2.5 million of the annual minimum royalities ($2 million was received in DC stock in the first quarter of 2001).

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

In addition, DC is required to issue NeoMedia shares of its common stock, valued at approximately $15.4 million. This receivable and the related deferred revenue are included in the accompanying consolidated balance sheet as Digital Convergence receivable and deferred revenues--Digital Convergence. The stock is payable on October 18, 2001, and if not paid on that date, the amount must be paid in cash in three equal installments on the one, two and three year anniversary of the date of contract execution. The deferred revenue related to the DC stock receivable are being recognized as revenue evenly over the life of the ten-year contract. During 2000, $386,000 related to the DC stock was recognized as revenue.

As an incentive for DC to enter the contract, NeoMedia granted DC 1.4 million warrants for the purchase of NeoMedia's common stock, valued at approximately $4.7 million. The value related to these warrants is included in the accompanying consolidated balance sheet as prepaid expenses and other current assets and prepaid to Digital Convergence. The warrants were 100 percent vested and immediately exercisable at the date of grant. As of December 31, 2000, all 1.4 million warrants were still outstanding. The value of these warrants is being recognized as contra-revenue evenly over the life of the contract. During 2000, $118,000 of contra-revenue related to the warrants granted to DC was recognized as contra-revenue.

In total, during 2000, the Company recognized approximately $7.8 million of revenue related to this contract. This revenue is included in license fees in the accompanying consolidated statement of operations.

On January 31, 2001, NeoMedia gave notice of breach to DC under the license agreement entered into on October 18, 2000, as a result of not receiving any portion of the $3 million of cash and $2 million of cash or DC stock for royalties due as of January 31, 2001. On February 24, 2001, NeoMedia agreed to waive the breach by DC and grant an extension of time for payment of the cash portion of the royalties to April 24, 2001, in exchange for a promissory note with principal amount of $3 million, bearing interest of 10 percent, maturing on the earlier of the date upon which DC completes an equity or debt financing (or combination thereof) aggregating in excess of $25 million, or April 24, 2001. All principal and unpaid interest is due at maturity. NeoMedia received the $2 million of DC stock during the first quarter of 2001.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

The following table summarizes the effect of the DC transaction on the Company's financial statements:

                                         (Dollars
                                            in
                                        thousands)     Accounting Treatment
                                        ----------     --------------------
                ASSETS
                ------
Trade accounts receivable..............  $ 2,500   To be paid in cash or DC Stock
Digital Convergence receivable.........    5,144   To be paid in cash or DC Stock
Digital Convergence receivable, net of
 current portion.......................   10,288   To be paid in cash or DC Stock
Prepaid expenses (current portion).....      470   Recognized as contra-revenue
                                                   over contract life
Prepaid DC (long-term portion).........    4,116   Recognized as contra-revenue
                                                   over contract life

              LIABILITIES
              -----------
Deferred revenues--DC..................    1,543   Recognized as revenue
                                                   over contract life
Long term deferred revenues--DC........   13,503   Recognized as revenue
                                                   over contract life

        STATEMENT OF OPERATIONS
        -----------------------
License fees from annual royalties.....    7,500   Recognized as
                                                   revenue in 2000
License fees from DC stock.............      386   Recognized as
                                                   revenue in 2000
License fees--contra revenue for            (118)  Recognized as contra-
 NeoMedia warrants to DC...............            revenue in 2000

Annual net license fees related to the DC contract are $11,073,000.

See Note 17 for events subsequent to December 31, 2000 related to the DC transaction.

Inventories

Inventory is stated at the lower of cost or market, and at December 31, 2000 and 1999 was comprised of purchased computer technology resale products. Cost is determined using the first-in, first-out method.

Property and Equipment

Property and equipment are carried at cost less allowance for accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives range from three to five years for equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the life of the lease or the useful lives of the related assets. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Depreciation expense was $263,000 and $367,000 for the years ended December 31, 2000 and 1999, respectively.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Intangible Assets

Intangible assets consist of capitalized software development costs, patents, and an acquired customer list.

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, quality assurance and documentation are capitalized. Once a product is made available for sale, capitalization is stopped unless the related costs are associated with a technologically feasible enhancement to the product. Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally three years, using the straight-line method.

Intangible assets activity for the years ended December 31, 2000 and 1999 was as follows:

                                                                December 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
     Beginning Balance........................................ $ 5,296  $ 3,729
     Additions................................................   5,837    3,229
     Amortization/Write-offs..................................  (2,090)  (1,662)
                                                               -------  -------
     Ending Balance........................................... $ 9,043  $ 5,296
                                                               =======  =======

Patents (including patents pending and intellectual property) and acquired customer lists are stated at cost, less accumulated amortization. Patents are generally amortized over periods ranging from five to seventeen years. The acquired customer list is being amortized over a five year period.

Amortization expense was $2,073,000 and $1,662,000 for the years ended December 31, 2000 and 1999, respectively.

Evaluation of Long-Lived Assets

The Company periodically performs an evaluation of the carrying value of its long-lived assets, including intangible assets, in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This evaluation consists primarily of a comparison to the future undiscounted net cash flows from the associated assets in comparison to the carrying value of the assets. As of December 31, 2000, the Company is of the opinion that no impairment of its long-lived assets has occurred.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Income Taxes

In accordance with SFAS No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2000 and 1999.

Computation of Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all outstanding stock options and warrants from the calculation of diluted net loss per share because these securities are anti-dilutive for all years presented. The shares excluded from the calculation of diluted net loss per share are detailed in the table below:

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
     Outstanding Stock Options........................  4,294,000    3,418,000
     Outstanding Warrants.............................  3,968,000    2,676,000

Financial Instruments

The Company believes that the fair value of its financial instruments approximate carrying value.

Concentrations of Credit Risk

Financial instruments that potentially subject NeoMedia to concentrations of credit risk consist primarily of trade accounts receivable with customers. Credit risk is generally minimized as a result of the large number and diverse nature of NeoMedia's customers, which are located throughout the United States. NeoMedia extends credit to its customers as determined on an individual basis and has included an allowance for doubtful accounts of $484,000 and $888,000 in its December 31, 2000 and 1999 consolidated balance sheets, respectively. NeoMedia had net sales to one major customer in the telecommunications industry (Ameritech) of $5,824,000 and $5,843,000 during the years ended December 31, 2000 and 1999, respectively, resulting in trade accounts receivable of $229,000 and $225,000 as of December 31, 2000 and 1999, respectively. In addition, a single company supplies the equipment and software, which is re-marketed to this customer. Accordingly, the loss of this supplier would materially adversely affect NeoMedia NCIS. Revenue generated from the remarketing of computer software and technology equipment has accounted for a significant percentage of NeoMedia's revenue. Such sales accounted for approximately 66% and 78% of NeoMedia's revenue

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES for the years ended December 31, 2000 and 1999, respectively. Neomedia had license fees to one major customer (DC) of $7,768,000 during the year ended December 31, 2000, resulting in an accounts receivable of $2,500,000 as of December 31, 2000. Revenue generated from this licensing agreement has accounted for a significant percentage of Neomedia's revenue. Such sales accounted for approximately 28% of Neomedia's revenue for the year ended December 31, 2000.

Reclassifications

Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 presentation.

Comprehensive Income

For the years ended December 31, 2000 and 1999, the Company did not have other comprehensive income and therefore has not included a statement of comprehensive income in the accompanying financial statements.

Recent Accounting Pronouncements

In June of 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The FASB later issued in June 1999 SFAS No. 137, which deferred the effective date for SFAS No. 133 to all fiscal years beginning after June 15, 2000, with earlier application encouraged. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of SFAS No. 133 did not have an impact on the Company's financial position or results of operations.

On December 3, 1999 the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have a material impact on the Company's results of operations.

3. LIQUIDITY

During the years ended December 31, 2000 and 1999 the Company's net loss totaled approximately $5,409,000 and $10,472,000 respectively. As of December 31, 2000 the Company had an accumulated deficit of approximately $37,875,000 and approximately $750,000 in restricted cash balances. The Company's unrestricted cash balance at March 30, 2001 was approximately $2,400,000 (unaudited).

Management believes it will need to raise additional capital as well as reduce expenses to sustain the Company's operations in 2001. The failure of management to accomplish these initiatives will adversely affect the Company's business, financial conditions, and results of operations and its ability to continue as a going concern.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Subsequent to December 31, 2000, the following events have occurred:

  . On January 31, 2001, NeoMedia gave notice of breach to DC under the license agreement entered into on October 18, 2000, as a result of not receiving any portion of the $3 million of cash and $2 million of cash or DC stock for royalties due as of January 31, 2001. On February 24, 2001, NeoMedia agreed to waive the breach by DC and grant an extension of time for payment of the cash portion of the royalties to April 24, 2001, in exchange for a promissory note with principal amount of $3 million, bearing interest of 10 percent, maturing on the earlier of the date upon which DC completes an equity or debt financing (or combination thereof) aggregating in excess of $25 million, or April 24, 2001. All principal and unpaid interest is due at maturity. NeoMedia received the $2 million of DC stock during the first quarter of 2001.

  . During the first quarter 2001, the Company received proceeds of $499,835 from the exercise of options/warrants.

  . During the first quarter of 2001, the Company raised $1,535,500 from the sale of previously unissued common stock to unrelated third parties.

NeoMedia anticipates that its existing cash balances and funds available from borrowings under its existing financing agreement will have to be supplemented with additional funds, through loans and / or capital contributions, to finance NeoMedia's operations in 2001. During the first quarter of 2001, the Company has successfully obtained approximately $1.5 million of equity financing and approximately $500,000 from the exercise of stock options and warrants. The Company intends to obtain additional equity financing. Management believes that this additional financing will be sufficient to sustain operations for the remainder of 2001, however, there can be no assurances that these additional financings will be obtained. If necessary funds are not available, NeoMedia's business and operations would be materially adversely affected and in such event, NeoMedia would attempt to reduce costs and adjust its business plan.

4. CONTRACT ACCOUNTING

NeoMedia periodically enters into long-term software development and consultation agreements with certain customers. As of December 31, 2000 and 1999, certain contracts were not completed and information regarding these uncompleted contracts was as follows:

                                                               2000     1999
                                                              -------  -------
   Costs Incurred on Contracts............................... $   321  $   828
   Profit to Date............................................   1,087      980
                                                              -------  -------
     Total Costs and Estimated Earnings......................   1,408    1,808
   Less--Billings to Date....................................  (1,368)  (1,939)
                                                              -------  -------
     Costs and Estimated Earnings in Excess of Billings...... $    40  $  (131)
                                                              =======  =======

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

The above are included in the accompanying consolidated balance sheets under the following captions:

                                                                   2000  1999
                                                                   ----  -----
   Costs and Estimated Earnings in Excess of Billings............. $ 89  $ --
   Billing in Excess of Costs and Estimated Earnings..............  (49)  (131)
                                                                   ----  -----
   Costs and Estimated Earnings in Excess of Billings, Net........ $ 40  $(131)
                                                                   ====  =====

5. PROPERTY AND EQUIPMENT

As of December 31, 2000 and 1999, property and equipment consisted of the following:

                                                                 2000    1999
                                                                 -----  -------
                                                                      (In
                                                                  thousands)
   Furniture and fixtures....................................... $ 314  $   420
   Leasehold improvements.......................................   124      124
   Equipment....................................................   504    1,290
                                                                 -----  -------
     Total......................................................   942    1,834
   Less accumulated depreciation................................  (577)  (1,289)
                                                                 -----  -------
     Total property and equipment, net.......................... $ 365  $   545
                                                                 =====  =======

6. INTANGIBLE ASSETS

As of December 31, 2000 and 1999, intangible assets consisted of the following:

                                                                2000     1999
                                                               -------  -------
                                                               (In thousands)
   Capitalized and purchased software costs................... $ 6,418  $ 4,663
   Customer list..............................................   1,143    1,155
   Repurchased license rights and other.......................   3,520      --
   Patents and related costs..................................   3,026    2,672
                                                               -------  -------
     Total....................................................  14,107    8,490
   Less accumulated amortization..............................  (5,064)  (3,194)
                                                               -------  -------
     Total intangible assets, net............................. $ 9,043  $ 5,296
                                                               =======  =======

At December 31, 1999, the Company had a liability of $1,862,500 to the seller of a patent purchased by the Company in 1998. The liability was settled by the Company in cash during 2000. The patent is being amortized over seventeen years.

7. FINANCING AGREEMENTS

The Company has an agreement with a commercial finance company that provides short-term financing for certain computer hardware and software purchases. Under the agreement, there are generally no financing charges for amounts paid within 30 or 45 days, depending on the vendor used to source the product. Under this agreement there are two separate lines of credit. The first line has

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES credit availability of $750,000. The second line has credit availability of up to $2,000,000, based upon the Company's customer credit rating. Borrowings are collateralized by all inventory, property and equipment, and accounts receivable. In addition, as of December 31, 2000 and 1999, a $750,000 letter of credit was issued to the benefit of the commercial finance company. At December 31, 2000 and 1999, Neomedia collateralized this letter with a restricted cash balance of $750,000. As of December 31, 2000 and 1999, amounts due under this financing agreement included in accounts payable were $1,101,000 and $1,509,000, respectively.

8. LONG-TERM DEBT

As of December 31, 2000 and 1999, long-term debt consisted of the following:

                                                                2000    1999
                                                                -----  -------
                                                                     (In
                                                                 thousands)
Note payable to International Digital Scientific, Inc. (IDSI), non-interest bearing with interest imputed at 9%, due with
 minimum monthly installments of $16,000 through March 2005.... $ 816  $ 1,008
Note payable, interest bearing at 20% per annum, $250,000 due
 January 2000 and $250,000 due February 2000, secured by
 375,000 shares of previously unissued Company common stock
 placed in escrow. Subsequent to the repayment of the note in
 2000, these shares were removed from escrow and returned to
 the Company...................................................   --       500
                                                                -----  -------
  Subtotal.....................................................   816    1,508
Less: unamortized discount.....................................  (140)    (207)
                                                                -----  -------
  Total long-term debt.........................................   676    1,301
Less: current portion..........................................  (137)    (625)
                                                                -----  -------
Long-term debt, net of current portion......................... $ 539  $   676
                                                                =====  =======

The long-term debt repayments for each of the next five fiscal years ending December 31 are as follows:

                                                                  (In thousands)
                                                                  --------------
   2001..........................................................     $ 192
   2002..........................................................       192
   2003..........................................................       192
   2004..........................................................       192
   2005..........................................................        48
                                                                      -----
     Total.......................................................     $ 816
                                                                      =====

In October 1994, the Company purchased, via seller financing, certain computer software from IDSI. The aggregate purchase price was $2,000,000 and was funded by the seller with an uncollateralized note payable, without interest, in an amount equal to the greater of: (i) 5% of the collected gross revenues of NeoMedia Migration for the preceding month; or (ii) the minimum installment payment as defined, until paid in full. The minimum installment payment is the amount necessary to provide an average monthly payment for the most recent twelve month period of $16,000 per month. The present value of $2,000,000 discounted at 9% (the Company's then incremental borrowing rate) for 125 months was approximately $1,295,000, the capitalized cost of

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES the assets acquired. The discount is being accreted to interest expense over the term of the note. The software acquired was amortized over its estimated useful life of three years. As of December 31, 2000 and 1999, the balance of the note payable, net of unamortized discount, was $676,000 and $801,000, respectively.

9. INCOME TAXES

For the years ended December 31, 2000 and 1999, the components of income tax expense were as follows:

                                                                 2000    1999
                                                                ------- -------
                                                                (In thousands)
   Current..................................................... $   --  $   --
   Deferred....................................................     --      --
                                                                ------- -------
   Income tax expense/(benefit)................................ $   --  $   --
                                                                ======= =======

As of December 31, 2000 and 1999, the types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which gave rise to deferred taxes, and their tax effects were as follows:

                                                               2000      1999
                                                             --------  --------
                                                              (In thousands)
   Accrued employee benefits................................ $     30  $     31
   Provisions for doubtful accounts.........................      182       337
   Deferred revenue.........................................       13       --
   Capitalized software development costs...................      284        98
   Net operating loss carryforwards (NOL)...................   15,021    12,724
   Research and Development Credit..........................      --         91
   Accruals.................................................      864        51
   Other....................................................       17         8
   Alternative minimum tax credit carryforward..............       45        45
                                                             --------  --------
   Total deferred tax assets................................   16,456    13,385
   Valuation Allowance......................................  (16,456)  (13,385)
                                                             --------  --------
   Net deferred income tax asset............................ $    --   $    --
                                                             ========  ========

Because it is more likely than not that NeoMedia will not realize the benefit of its deferred tax assets, a valuation reserve has been established against them.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

For the years ended December 31, 2000 and 1999, the income tax benefit differed from the amount computed by applying the statutory federal rate of 34% as follows:

                                                               2000     1999
                                                              -------  -------
                                                              (In thousands)
   Benefit at federal statutory rate......................... $(1,839) $(3,561)
   State income taxes, net of federal........................    (196)    (380)
   Foreign income taxes, net of federal......................     --        61
   Exercise of non-qualified stock options...................    (176)  (1,874)
   Permanent and other.......................................    (860)     (12)
   Change in valuation allowance.............................   3,071    5,766
                                                              -------  -------
   Income tax expense/(benefit).............................. $   --   $   --
                                                              =======  =======

As of December 31, 2000, NeoMedia had net operating loss carryforwards for federal tax purposes totaling approximately $40 million which may be used to offset future taxable income, or, if unused expire between 2011 and 2020. As a result of certain of NeoMedia's equity activities occurring during the year ended December 31, 1997, NeoMedia anticipates that the annual usage of its pre 1998 net operating loss carryforwards may be further restricted pursuant to the provisions of Section 382 of the Internal Revenue Code.

10. TRANSACTIONS WITH RELATED PARTIES

During each of the years ended December 31, 2000 and 1999, NeoMedia leased office and residential facilities from related parties for rental payments totaling $5,000 and $13,000, respectively. The lease expired during 2000.

During the year ended December 31, 1999, the Company leased from a director of the Company a trade show booth for rental payments totaling $31,000. The lease expired during 1999.

In January 1999, the spouse of a director of the Company purchased 82,372 shares of the Company's common stock from NeoMedia at a price of $3.03 per share. In January 1999, a director of the Company purchased 42,857 shares of the Company's common stock from NeoMedia at a price of $3.50 per share. As part of these purchases, the spouse of the director received a total of 8,237 warrants to purchase stock at $3.04 per share and the director received 4,286 warrants to purchase stock at $3.50 per share.

In July 1999, the Company paid professional fees in the amount of $73,000 to a director of the Company, for services related to the recruitment of NeoMedia's President and Chief Operating Officer and one sales representative.

In April 2000, the Company paid professional fees in the amount of $8,000 to a director of the Company for consulting services rendered.

In June 1999, NeoMedia sold a license for the right to utilize NeoMedia's Neolink Information Server to Daystar, a company owned in part by an officer and a board member of NeoMedia, for $500,000. In April 2000, in anticipation of a potential acquisition of the Company (which

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES subsequently did not occur), NeoMedia purchased substantially all the assets of Daystar, a related party, including the rights to the license it sold to Daystar in 1999, for approximately $3.5 million of NeoMedia's common stock. The assets purchased were recorded in intangible assets at approximately $3.5 million on the accompanying consolidated balance sheets.

11. COMMITMENTS AND CONTINGENCIES

NeoMedia leases its office facilities and certain office and computer equipment under various operating leases. These leases provide for minimum rents and generally include options to renew for additional periods. For the years ended December 31, 2000 and 1999, NeoMedia's rent expense was $1,067,000 and $1,268,000, respectively.

The following is a schedule of the future minimum lease payments under non-cancelable operating leases as of December 31, 2000:

                                                                     Payments
                                                                  --------------
                                                                  (In thousands)
   2001..........................................................     $  595
   2002..........................................................        329
   2003..........................................................        116
   2004..........................................................         22
   2005..........................................................          1
                                                                      ------
     Total.......................................................     $1,063
                                                                      ======

NeoMedia has entered into various employment and consulting agreements which require an aggregate of approximately $176,000 in annual payments. These employment and consulting agreements extend to various dates through 2001. These agreements also provide for the payment of severance and other benefits under certain conditions.

The Company is involved in various legal actions arising in the normal course of business, both as claimant and defendant. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these outstanding claims and actions will not have a material adverse effect on the Company's financial position or operating results.

12. DEFINED CONTRIBUTION SAVINGS PLAN

NeoMedia maintains a defined contribution 401(k) savings plan. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The plan provides for matching and discretionary contributions by NeoMedia, although no such contributions to the plan have been made to date.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

13. EMPLOYEE STOCK OPTION PLAN

Effective February 1, 1996, NeoMedia adopted the 1996 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 1,500,000 shares of NeoMedia's common stock. The stock option committee of the board of directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price shall be equal to or in excess of the fair market value per share of NeoMedia's common stock on the date of grant. These options granted expired ten years from the date of grant. These options vest 100% one year from the date of grant.

Effective March 27, 1998, NeoMedia adopted the 1998 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 8,000,000 shares of NeoMedia's common stock. The stock option committee of the board of directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price may be less than the fair market value per share of NeoMedia's common stock on the date of grant. Options granted during 2000 and 1999 were granted at an exercise price equal to fair market value on the date of grant. Options generally vest 20% upon grant and 20% per year thereafter. The options expire ten years from the date of grant.

Effective January 1, 1996, NeoMedia adopted SFAS No. 123, "Accounting for Stock-Based Compensation" which defines a fair-value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock-based compensation plans using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Entities electing to continue using the accounting method in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair-value method of accounting had been adopted. Because NeoMedia elected to continue using the accounting method in APB 25, no compensation expense was recognized in the consolidated statements of operations for the years ended December 31, 2000 and 1999 for stock-based employee compensation.

For grants in 2000 and 1999, the following assumptions were used: (i) no expected dividends; (ii) a risk-free interest rate of 6% for 2000 and 5% for 1999; (iii) expected volatility of 80% for 2000 and 70% for 1999 and (iv) an expected life of 4 years for options granted in 2000 and in 1999. The fair-value was determined using the Black-Scholes option-pricing model.

The estimated fair value of grants of stock options and warrants to non-employees of NeoMedia is charged to expense in the consolidated financial statements. These options vest in the same manner as the employee options granted under the 1998 Stock Option Plan.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

Utilizing the assumptions detailed above, the Company's net loss and loss per share, as reported, would have been the following pro forma amounts ($ in thousands except per share data).

                                                                   2000   1999
                                                                  ------ -------
   Net Loss
     As reported................................................. $5,409 $10,472
     Pro forma................................................... $7,498 $11,731
   Net loss per share
     As reported................................................. $ 0.39 $  1.01
     Pro forma................................................... $ 0.54 $  1.13

A summary of the status of NeoMedia's 1996 and 1998 stock option plans as of and for the years ended December 31, 2000 and 1999 is as follows:

                                               2000                1999
                                        ------------------- -------------------
                                                   Weighted            Weighted
                                                   Average             Average
                                                   Exercise            Exercise
                                          Shares    Price     Shares    Price
                                        ---------- -------- ---------- --------
                                           (In                 (In
                                        thousands)          thousands)
Outstanding at beginning of year.......    3,418    $4.43      3,164    $4.40
Granted................................    1,192     4.87      1,721     4.71
Exercised..............................     (170)    2.83       (599)    1.77
Forfeited..............................     (146)    5.78       (868)    5.79
                                          ------    -----     ------    -----
Outstanding at end of year.............    4,294    $4.71      3,418    $4.43
                                          ======    =====     ======    =====
Options exercisable at year-end........    2,140               1,398
Weighted-average fair value of options
 granted during the year...............   $ 3.05              $ 2.68
Available for grant at the end of the
 year..................................    4,116               5,162

The following table summarizes information about NeoMedia's stock options outstanding as of December 31, 2000:

                            Options Outstanding              Options Exercisable
                 ----------------------------------------- ------------------------
                                                 Weighted-                Weighted-
                                Weighted-Average  Average                  Average
   Range of          Number        Remaining     Exercise     Number      Exercise
Exercise Prices   Outstanding   Contractual Life   Price    Exercisable     Price
---------------  -------------- ---------------- --------- -------------  ---------
                 (In thousands)                            (In thousands)
$ -- to
 $   .84               190         5.2 years       $ .84         190        $ .84
 1.88 to
   2.91                485         7.8 years        2.65         321         2.60
 3.00 to
   4.91              1,932         8.8 years        3.93         713         3.82
 5.00 to
   7.88              1,415         8.3 years        6.14         748         6.31
 8.00 to
  10.88                272         8.5 years        9.22         168         9.08
                     -----         ---------       -----       -----        -----
$ .84 to
 $10.88              4,294         8.3 years       $4.71       2,140        $4.66
                     =====         =========       =====       =====        =====

In December 1999, the Company issued 20,000 options to buy shares of the Company's common stock to an outside consultant at a price of $7.00 per share for consulting services rendered, and recognized $28,200 in expense in its 1999 consolidated financial statements. These options vest

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES in the same manner as the employee options granted under the 1998 Stock Option Plan. All these options were outstanding at December 31, 2000 and 1999. Of these options, 8,000 and 4,000 were vested at December 31, 2000 and 1999, respectively.

In October 2000, the Company issued 80,000 stock options to buy shares of the Company's common stock to an outside consultant at a price of $4.13 per share for consulting services rendered, and recognized approximately $253,000 in expense in the accompanying 2000 consolidated financial statements. These stock options vest in the same manner as the employee options granted under the 1998 Stock Option Plan. All these stock options were outstanding at December 31, 2000. Of these stock options, 16,000 were vested at December 31, 2000.

Warrants

Warrant activity as of December 31, 2000 and 1999, is as follows:

   Balance December 31, 1998.......................................... 1,639,832
     Warrants issued.................................................. 1,118,630
     Warrants exercised...............................................    82,100
                                                                       ---------
   Balance December 31, 1999.......................................... 2,676,362
     Warrants issued.................................................. 1,787,073
     Warrants exercised...............................................   495,600
                                                                       ---------
   Balance December 31, 2000.......................................... 3,967,835
                                                                       =========

During 2000, the Company issued 1,400,000 warrants as part of a ten year license of the Company's intellectual property. These warrants were immediately vested and exercisable. The associated expense is being recognized over the life of the contract. During 2000, $118,000 was recorded as a reduction of the license fees related to the contract.

The following table summarizes information about warrants outstanding at December 31, 2000, all of which are exercisable:

                                                   Weighted Average             Weighted
                                                      Remaining                 Average
      Range of              Number of              Contractual Life             Exercise
   Exercise Prices         Outstanding                 (Years)                   Price
   ---------------         -----------             ----------------             --------
   $ 0.10 - $ 5.50            633,907                    1.9                     $ 2.62
   $ 5.51 - $ 6.99          1,547,923                    4.5                     $ 6.02
   $ 7.00 - $ 9.99          1,490,523                    1.5                     $ 7.95
   $10.00 - $15.00            295,482                    1.8                     $12.17
                            ---------                    ---                     ------
                            3,967,835                    2.8                     $ 6.66
                            =========                    ===                     ======

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

14. SEGMENT INFORMATION

Beginning with the year ended December 31, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 supersedes Financial Accounting Standards Board's SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that business enterprises report information about operating segments in annual financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

The Company is organized into two business segments: (a) Neomedia Application Services (NAS), and (b) Neomedia Consulting and Integration Services (NCIS). Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Management uses the Company's internal statements of operations to evaluate each business unit's performance. Assets of the business units are not available for management of the business segments nor for disclosure.

Operational results for the two segments for the years ended December 31, 2000 and 1999 are presented below:

                                                    NAS     NCIS    Consolidated
                                                  -------  -------  ------------
   Year Ended December 31, 2000
   Net Sales..................................... $ 8,083  $19,482    $ 27,565
   Net Loss......................................  (4,225)  (1,184)     (5,409)
   Year Ended December 31, 1999
   Net Sales..................................... $   795  $24,461    $ 25,256
   Net Loss......................................  (5,916)  (4,556)    (10,472)

15. COMMON STOCK

During the year ended December 31, 2000, the Company issued through private placements 1,415,279 shares of the Company's common stock for proceeds of $9,203,000. In connection with these private placements, the Company also issued 387,073 warrants with strike prices ranging from $6.00 to $12.74. These warrants were immediately vested and have a life of three to five years.

In 1999, an unrelated third party converted their $2.0 million note receivable from the Company into shares of the Company's common stock at a price of $4.00 per share. The unrelated third party also received 200,000 warrants. These warrants were 100% vested upon issuance. Of these warrants, 100,000 were issued at $5.00 and 100,000 were issued at $7.00. All 200,000 warrants had a three year expiration and were subsequently exercised in 2000.

16. SUBSEQUENT EVENTS

On March 1, 2001, the Company acquired substantially all of the assets of Qode.com, Inc., a commerce-enabling company that delivers promotions to consumers over the internet through its Qode Universal Commerce Solution(TM). The Qode system is comprised of a directory of products and retailers, enhanced with Qode's proprietary Product DNA(TM), and coupled with a product search engine. The Qode Solution is licensable, and is designed to increase revenues, traffic and loyalty to internet websites.

In consideration for these assets, the Company issued 1,676,500 shares of the Company's common stock to Qode.com, Inc., issued 274,699 of the Company's Common Stock to certain debtholders of Qode.com, Inc., forgave a $440,000 short term note to the Company, and assumed $836,000 of Qode.com, Inc. payables. The 1,676,500 shares paid to Qode.com, Inc. are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002. As a result of the acquisition, the Company acquired substantially all of Qode's assets, including but not limited to the Qode Universal Commerce Solution, customer lists, licenses, intellectual property and certain contracts.

17. SUBSEQUENT EVENTS

     On July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license the companies' intellectual property. The terms of the agreement also call for NeoMedia to acquire AirClic's Connect2 comparison shopping business unit, which will be combined with NeoMedia's Qode business unit. Under the terms of the agreement, NeoMedia will obtain a shareholder interest in AirClic and issue a significant equity interest to AirClic, which could exceed 50% of NeoMedia's outstanding equity securities. AirClic will also lend NeoMedia $1 million by July 18, 2001, under a secured note, and an additional $1 million to be advanced upon completion of the definitive agreements. Under the terms of the agreement, AirClic will also receive, upon closing, shareholder voting rights and board of directors seats that represent a majority of those rights and seats. The transaction is subject to negotiation and completion of the final agreements and to board of directors and shareholder consent.

     The Company entered into an agreement with a competitor, Digital:Convergence Corporation, in October 2000 granting them a worldwide, non-exclusive license of our extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. The Company recognized $7.8 million of revenue in 2000 related to this contract, including a $5 million cash payment made to us in October for royalties earned before contract execution and $2.5 million related to the $10 million of payments in DC common stock and cash expected to be received in the first year of the contract. As part of the contract, the Company issued to DC a warrant to purchase 1.4 million shares of NeoMedia common stock. (See footnote 2)

     In the first quarter of 2001, DC issued us an interest bearing $3 million note payable in lieu of a $ 3 million cash payment due in January 2001. The Company also received $2 million of DC stock in January as part of the $5 million payment due. The note was originally due on April 24, 2001, however, on that date the Company agreed to extend it until June 24, 2001. As a result of this extended payment, we did not recognize royalty revenue in the first quarter 2001. The Company also partially wrote down, in the first quarter of 2001, the value of the DC stock receivable and DC stock we had already received to a value that we believed was reasonable at the time. The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The DC stock was valued at $1 million and the DC receivable was valued at $9.2 million.

     In April 2001, the Company received an additional $5 million in DC stock based on the valuation formula stipulated in the contract. We valued this stock at $2.5 million upon receipt.

     Also in April, we have entered into an agreement with DC whereby for a period from the date of the registration until October 24, 2001, if we identify a purchaser for our shares, DC will exercise the warrant to purchase
1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds made by DC on the sale of the common stock shall be paid to us toward repayment of DC's obligations under the note to us in the amount of $3 million. In consideration for this, the warrant exercise price has been reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise. Because the exercise of the warrants at this reduced price is contingent upon us finding a purchaser, the value of this repricing will be measured and recorded at that time.

     DC did not pay the note that was due on June 24, 2001. On June 26, 2001, the Company filed a $3 million lawsuit against DC for breach of contract regarding the $3 million promissory note. We also learned in June that DC's capital raising efforts and business operations were having difficulty and decided to write down the remaining net asset value of all amounts related to DC on our balance sheet. Net assets consisted of $14.7 million of assets and $7.3 million of liabilities as of March 31, 2001. The Company will take a one-time non-cash $7.4 million charge against net assets relating to the contract with DC in the second quarter, which ends June 30, 2001. Any future revenues related to this contract will be recorded as received.

In June 2001, our compensation committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced our bonus payout by approximately $1.1 million. This will be recorded as a negative expense in the second quarter of 2001.

In June 2001, the Company announced that the Company entered into a one-year license agreement with About.com to provide our Qode Commerce SolutionTM to About.com's estimated 36 million worldwide users. NeoMedia and About will be promoting the co-branded shopping service throughout the About network. As part of the emerging About and NeoMedia relationship, About will receive a value of $1 million in NeoMedia preferred stock. The expense will be recorded in the second quarter 2001 based on the value of the stock on the date About.com's performance is complete.

The Preferred Stock issued to About.com is a new series, Series A Convertible Preferred Stock (the "Preferred Stock"), which consists of 500,000 authorized shares, par value $0.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, are the same as common stock except as follows: The holders of preferred stock have the right to convert, at the holder's option, once the underlying common stock has been registered Preferred Stock into common shares on a one-to-one ratio. The Preferred Stock converts automatically on January 2, 2002. The Preferred Stock has liquidation rights upon liquidation or dissolution of the Company.

In June 2001, the Board of Directors' approved the issuance of 414,000 warrants for Charles W. Fritz, NeoMedia's Chairman, CEO, and president at a exercise price of $2.09.

In May 2001, we repriced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which will expire at the end of 2001. The repricing program allows the warrant exercise price to be reduced to 33 percent of the closing sale price of our common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock is at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement. The value given to the warrant holders as result of this repricing will be measured and recorded using variable accounting.

          In April, 2001, the former President and director of NeoMedia filed a lawsuit against NeoMedia and several of our directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that the Company breached the employment agreement. The individual's employment with NeoMedia ended in January, 2001. NeoMedia believes the claim is without merit and intends to vigorously defend itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated.

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

                 NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES

                           (Outside back cover page)

     Dealer Properties Delivery Obligation. Until ______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law ("DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The certificate of incorporation and the by-laws of NeoMedia provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

     Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
Registration Fee..........................................   $ 1,516.25
Legal fees and expenses...................................   $ 5,000.00
Accounting fees and expenses..............................   $18,000.00
Miscellaneous.............................................   $ 1,000.00
                                                             ----------

Total.....................................................   $25,516.25


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Recent Issuances of Securities

     In November 1998, NeoMedia borrowed $500,000, in two separate notes from unrelated third parties. These notes were due in November, 1999 with an interest rate of 20%. One $250,000 note was extended until January 6, 2000, and the other was extended until February 25, 2000. These notes were secured by 375,000 shares of NeoMedia's common stock by placing them in an escrow account. These shares were considered issued but not outstanding for 1999. As part of obtaining the financing, 37,500 stock warrants, exercisable at $2.00 per share, were issued to the lender. These warrants were exercised in February 2000. During 2000, both notes have been repaid and the 375,000 shares securing the notes have been released from escrow and retired by the Company.

     In January, 1999, NeoMedia issued 82,372 shares of NeoMedia's common stock to a related party at a price of $3.03 per share. In connection with the sale, NeoMedia also issued 8,237 warrants with an exercise price of $3.04.

     In January, 1999, NeoMedia issued 145,000 shares of NeoMedia's common stock at a price of $3.50 per share to unrelated parties. In connection with the sale, NeoMedia also issued 7,286 warrants with an exercise price of $3.50 and 170,000 warrants with an exercise price of $2.13.

     In January, 1999, NeoMedia issued 42,857 shares of NeoMedia's common stock at a price of $3.50 per share to a related party. In connection with the sale, NeoMedia also issued 4,286 warrants with an exercise price of $3.50.

     In February, 1999, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $4.00 per share to an unrelated party. In connection with the sale, NeoMedia also issued 100,000 warrants with an exercise price of $5.00.

     In April, 1999, NeoMedia issued 1,000,000 shares of NeoMedia's common stock at a price of $3.45 per share to an unrelated party. In connection with the sale, NeoMedia also issued 175,000 warrants with an exercise price of $3.45.

     In May, 1999, NeoMedia issued 65,000 shares of NeoMedia's common stock at a price of $4.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 6,500 warrants with an exercise price of $5.00.

     In June, 1999, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $4.00 per share to an unrelated party. In connection with the sale, NeoMedia also issued 120,000 warrants with an exercise price of $7.00.

     In September, 1999, NeoMedia issued 210,000 shares of NeoMedia's common stock at a price of $7.00 per share to an unrelated party.

     In September, 1999, NeoMedia issued 275,231 shares of NeoMedia's common stock at a price of $5.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 27,523 warrants with an exercise price of $6.75.

     In October, 1999, NeoMedia issued 15,000 shares of NeoMedia's common stock at a price of $4.38 per share to an unrelated party. In connection with the sale, NeoMedia also issued 1,500 warrants with an exercise price of $4.38.

     In November, 1999, NeoMedia issued 143,334 shares of NeoMedia's common stock at a price of $3.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 5,067 warrants with an exercise price of $5.50, 1,267 warrants with an exercise price of $4.75, 5,333 warrants with an exercise price of $4.67, and 2,667 warrants with an exercise price of $5.84.

     In January, 2000, NeoMedia issued 301,368 shares of NeoMedia's common stock at a price of $3.75 per share to an unrelated party. In connection with the sale, NeoMedia also issued 12,571 warrants with an exercise price of $7.19, 5,400 warrants with an exercise price of $6.44, and 12,166 warrants with an exercise price of $7.37.

     In February, 2000, NeoMedia issued 39,535 shares of NeoMedia's common stock at a price of $6.88 per share to an unrelated party. In connection with the sale, NeoMedia also issued 2,500 warrants with an exercise price of $12.74 and 1,454 warrants with an exercise price of $9.56.

     In February, 2000, NeoMedia issued 50,000 shares of NeoMedia's common stock at a price of $6.00 per share to an unrelated party. In connection with the sale, NeoMedia also issued 2,982 warrants with an exercise price of $10.06.

     In March, 2000, NeoMedia issued 1,000,000 shares of NeoMedia's common stock at a price of $7.50 per share to an unrelated party. In connection with the sale, NeoMedia also issued 225,000 warrants with an exercise price of $7.50 and 125,000 warrants with an exercise price of $15.00.

     In March, 2001, NeoMedia issued 21,500 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

     In March, 2001, NeoMedia issued 156,250 shares of NeoMedia's common stock at a price of $3.20 per share to an unrelated party.

     In March, 2001, NeoMedia issued 61,380 shares of NeoMedia's common stock at a price of $3.41 per share to an unrelated party.

     In March, 2001, NeoMedia issued 51,000 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

     In March, 2001, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

       In March, 2001, holders of NeoMedia's warrants exercised 170,000 warrants at a price of $2.13 per share.

       In April, 2001, NeoMedia issued 30,000 shares of NeoMedia's common stock at a price of $3.40 per share to an unrelated party.

       The above issuances of securities were made by NeoMedia in reliance on an exemption from registration contained in Section 4(2) of the Securities Act of 933, as amended, as offerings not involving a public offering.

ITEM 27.  EXHIBITS.

(a)  Exhibits

     (1) The following exhibits required by Item 601 of Regulation S-B to be filed herewith are hereby incorporated by reference:

 Exhibit
   No.      Description
  -----     -----------
   3.1 Restated Certificate of Incorporation of DevSys, Inc. (Incorporated by reference to Exhibit 3.3 to NeoMedia's Registration Statement, No. 333-5534 (the "Registration Statement")).
   3.2 By-laws of DevSys, Inc. (Incorporated by reference to Exhibit 3.4 to NeoMedia's Registration Statement).
   3.3 Certificate of Amendment to Certificate of Incorporation of DevSys, Inc. changing its name to NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 3.13 to NeoMedia's Registration Statement).
   3.4 Form of Certificate of Amendment to Certificate of Incorporation of NeoMedia Technologies, Inc. authorizing a reverse stock split (Incorporated by reference to Exhibit 3.14 to NeoMedia's Registration Statement).
   3.5 Form of Certificate of Amendment to Restated Certificate of Incorporation of NeoMedia Technologies, Inc. increasing authorized capital and creating preferred stock. (Incorporated by reference to
          Exhibit 3.5 of NeoMedia's Form 10-KSB for the year ended December 31,
          2000)
   4.1 Form of Certificate for Common Stock of DevSys, Inc. (Incorporated by reference to Exhibit 4.1 to NeoMedia's Registration Statement).
   4.2 Form of Joseph Charles' Warrant Agreement (Incorporated by reference to Exhibit 4.2 to NeoMedia's Registration Statement).
   4.3    Form of Principal Stockholder's Warrant (Incorporated by reference to
          Exhibit 4.6 to NeoMedia's Registration Statement).
   4.4 Form of Placement Agent's Warrant for the Purchase of Shares of Common Stock and Warrants (Incorporated by reference to Exhibit 4.8 to NeoMedia's Registration Statement).
   4.5    Form of Warrant to Charles W. Fritz (Incorporated by reference to
          Exhibit 4.10 to NeoMedia's Form 10-KSB for the year ended December 31,
          1997)
   4.6 Form of Warrant to Dominick & Dominick, Incorporated (Incorporated by reference to Exhibit 4.11 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)
   4.7    Form of Warrant to Compass Capital, Inc. (Incorporated by reference to
          Exhibit 4.12 to NeoMedia's Form 10-KSB for the year ended December 31,
          1997)
   4.8 Form of Warrant to Thornhill Capital, L.L.C. (Incorporated by reference to Exhibit 4.10 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

   4.9 Form of Warrant to Southeast Research Partners, Inc. (Incorporated by reference to Exhibit 4.14 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)
   4.10 Form of Warrant to Joseph Charles & Associates, Inc. (Incorporated by reference to Exhibit 4.15 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)
   10.1 Form of Nonsolicitation and Confidentiality Agreement (Incorporated by reference to Exhibit 10.2 to NeoMedia's Registration Statement).
   10.2 Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles W. Fritz (Incorporated by reference to Exhibit 10.3 to NeoMedia's Registration Statement).
   10.3 Employment Agreement dated April 1, 1996 between Dev-Tech Associates, Inc. and Robert T. Durst, Jr. (Incorporated by reference to Exhibit
         10.4 to NeoMedia's Registration Statement).
   10.4 Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles T. Jensen (Incorporated by reference to Exhibit 10.5 to NeoMedia's Registration Statement).
   10.5 Dev-Tech Associates, Inc. Annual Incentive Plan for Management (Incorporated by reference to Exhibit 10.43 to NeoMedia's Registration Statement).
   10.6 Dev-Tech Associates, Inc. 401(k) Plan and amendments thereto (Incorporated by reference to Exhibit 10.50 to NeoMedia's Registration Statement).
   10.7 First Amendment and Restatement of NeoMedia Technologies, Inc. 1996 Stock Option Plan (As Established Effective February 1, 1996, and as amended through November 18, 1996) (Incorporated by reference to
         Exhibit 10.60 to NeoMedia's Registration Statement).
   10.8 Agreement of Lease Between First Union National Bank of Florida and NeoMedia Technologies, Inc. Dated November 27, 1996 (Incorporated by reference to Exhibit 10.43 to NeoMedia's Form 10-KSB for the year ended December 31, 1996).
   10.9 Agreement for Wholesale Financing (Security Agreement) Between IBM Credit Corporation and NeoMedia Technologies, Inc. Dated February 20, 1997 (Incorporated by reference to Exhibit 10.47 to NeoMedia's Form 10-KSB for the year ended December 31, 1996).
   10.10 Collateralized Guaranty Between IBM Credit Corporation and NeoMedia Migration, Inc. Dated February 20, 1997 (Incorporated by reference to
         Exhibit 10.48 to NeoMedia's Form 10-KSB for the year ended December 31,
         1996).
   10.11 NeoMedia Technologies, Inc. 1998 Stock Option Plan (Incorporated by reference to Appendix A to NeoMedia's Form 14A Filed on February 18,
         1998).
   10.12 Amendment to NeoMedia Technologies 1998 Stock Option Plan (Incorporated by reference to text of NeoMedia form 14A filed on July 2, 1999)
   10.13 Employment Agreement dated August 2, 1999 between NeoMedia Technologies, Inc. and William Goins (incorporated by reference to exhibit 10.32 of NeoMedia's Form 10-KSB for the year ended December 31, 1999.)
   10.14 Licensing Agreement between Digital:Convergence Corporation and NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 10.1 of NeoMedia Form 10-QSB filed on October 30, 2000)
   10.15 Sale and Purchase Agreement between Qode.com, Inc. and NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 10.1 of NeoMedia Form 8K filed on March 15, 2001)
    20 Subsidiaries (Incorporated by reference to description of Company's subsidiaries contained in Part I of this registration statement.)

        (2) The following exhibits required by Item 601 of Regulation S-B are hereby filed herewith:

   Exhibit
   No.         Description
  -------      -----------

     5.1     Opinion of Merrick & Klimek, P.C.
    23.1     Consent of Merrick & Klimek, P.C. (contained in Exhibit 5.1)
    23.2     Consent of Arthur Andersen LLP
    23.3     Consent of Ernst & Young LLP

(b)  Reports on Form 8-K

     Form 8-K filed October 30, 2000 to report Licensing Agreement between
     Digital: Convergence Corporation and NeoMedia Technologies, Inc.

     Form 8-K filed March 16, 2001 to report the acquisition of substantially all of the assets of Qode.com, Inc.

ITEM 17.  UNDERTAKINGS.

A.     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida on June 26, 2001.

                          NEOMEDIA TECHNOLOGIES, INC.


                         By: /s/ Charles W. Fritz
                           ---------------------------------
                                 Charles W. Fritz
                                 Chief Executive Officer and
                                 Chairman of the Board

          Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:


Signatures                     Title                                        Date
--------------------------------------------------------------------------------


/s/ Charles W. Fritz           Chief Executive Officer,
----------------------------
Charles W. Fritz               Chairman of the Board and Director        6/26/01

/s/ William E. Fritz           Secretary and Director                    6/26/01
----------------------------
William E. Fritz

/s/ Charles T. Jensen          Chief Financial Officer,
----------------------------
Charles T. Jensen              Treasurer and Director                    6/26/01

/s/ Robert T. Durst, Jr.       Director                                  6/26/01
----------------------------
Robert T. Durst, Jr.

/s/ A. Hayes Barclay           Director                                  6/26/01
----------------------------
A. Hayes Barclay

/s/ James J. Keil              Director                                  6/26/01
----------------------------
James J. Keil

/s/ Paul Reece                 Director                                  6/26/01
----------------------------
Paul Reece


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